Exhibit 10.26

HK$468,000,000

FACILITY AGREEMENT

dated         29 February         2016

for

HUTCHISON CHINA MEDITECH (HK) LIMITED

as Borrower

and

THE FINANCIAL INSTITUTIONS LISTED IN PART II OF SCHEDULE 1

as Banks

with

BANK OF AMERICA, N.A.

acting as Facility Agent

Ref: L-246249

Linklaters

THE SCHEDULES

SCHEDULE	PAGE
SCHEDULE 1 Banks and Commitments	61

(i)

SCHEDULE 2 Conditions Precedent Documents	63
SCHEDULE 3 Form of Authorised Officer’s Certificate	64
SCHEDULE 4 Form of Request	68
SCHEDULE 5 Form of Novation Certificate	69

(ii)

THIS AGREEMENT is dated        29 February        2016, and is made between:

(1)                           HUTCHISON CHINA MEDITECH (HK) LIMITED, a company incorporated under the laws of Hong Kong with limited liability having its registered address at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong as borrower (the “Borrower”);

(2)                           HUTCHISON CHINA MEDITECH LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability having its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands as guarantor (the “ Guarantor”);

(3)                           THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Banks and Commitments) as original banks (in this capacity, the “Original Banks”); and

(4)                           BANK OF AMERICA, N.A. as facility agent (in this capacity, the “Facility Agent”).

IT IS AGREED as follows:

1.                                INTERPRETATION

1.1                         Definitions

In this Agreement:

“Affiliate” means a Subsidiary or a Holding Company of a Finance Party or any other Subsidiary of that Holding Company.

“Agreement Date” means the date of this Agreement.

“Authorised Officer” means, in respect of an Obligor, any person, or any person holding any position, from time to time nominated as an Authorised Officer by that Obligor by notice to the Facility Agent, such notice to be accompanied by certified copies of signatures of all persons so appointed at that time.

“Availability Period” means the period from (and including) the Agreement Date to (and including):

(a)                                  in respect of the Tranche A Facility, the date falling six months after the Agreement Date; and

(b)                                  in respect of the Tranche B Facility, the date falling 12 months after the Agreement Date.

“Banks” means:

(a)                                  any Original Bank; and

(b)                                  any bank or financial institution which has become a Party as a Bank in accordance with Clause 27 (Changes to the Parties),

which has not ceased to be a Bank in accordance with the terms of this Agreement.

“Borrowed Money” means any Indebtedness for or in respect of money borrowed or raised, by whatever means (including acceptances, bills, securities and deposits) but excluding any such Indebtedness for or in respect of assets or services acquired in the ordinary course of day to day business.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest (excluding Margin) which a Bank should receive for the period from the date of receipt of all or any part of its participation in the Loan or overdue amount to the last day of the then current Interest Period in respect of that Loan or the then current Designated Interest Period in respect of that overdue amount, had the principal amount or overdue amount received been paid on the last day of the Interest Period or Designated Interest Period (as applicable); exceeds

(b)                                  the amount which that Bank would be able to obtain by placing an amount equal to the principal amount or overdue amount received by it on deposit in the Hong Kong interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period or Designated Interest Period.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)                                  a Tranche A Commitment; or

(b)                                  a Tranche B Commitment.

and “Commitments” means all of the above.

“Default” means an Event of Default or any event or circumstance which, with the giving of notice, lapse of time, and/or fulfilment of any other requirement provided for in Clauses 19.2 (Non-payment) to 19.14  (Analogous events) (inclusive), would in the reasonable opinion of the Majority Banks, become an Event of Default.

“Designated Interest Period” has the meaning given to it in Clause 9.3 (Default interest).

“Drawdown Date” means the date of the advance of a Loan.

“Event of Default” means an event specified as such in Clauses 19.2 (Non-payment) to 19.14  (Analogous events) (inclusive).

“Existing Bank” has the meaning given to it in Clause 27.2 (Transfers by Banks).

“Facility” means:

(a)                                  the Tranche A Facility; or

(b)                                  the Tranche B Facility.

“Facility Office” means the office(s) notified by a Bank to the Facility Agent:

(a)                                  on or before the date it becomes a Bank; or

(b)                                  in accordance with Clause 20.15 (Facility Office) by not less than five Business Days’ notice,

as the office(s) in a jurisdiction approved in writing by the Obligors through which it will perform all or any of its obligations under this Agreement, provided that the jurisdictions of the Facility Offices of the Original Banks shall be deemed to be approved by the Obligors.

“FATCA” means:

(a)                                  sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)                                  any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                                   any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                  in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)                                  in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)                                   in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Agreement Date.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter dated the Agreement Date between the Original Banks and the Borrower setting out the amount of the upfront fee referred to in Clause 21.1 (Upfront fee) or between the Facility Agent and the Borrower setting out the amount of the agency fee referred to in Clause 21.2 (Agency fee).

“Final Maturity Date” means:

(a)                                  in respect of a Tranche A Loan, the date falling 18 months after the Agreement Date; and

(b)                                  in respect of a Tranche B Loan, the date falling 12 months after the Agreement Date,

in each case, provided that if such date falls on a day which is not a Business Day, such date shall be the immediately preceding Business Day.

“Finance Document” means:

(a)                                  this Agreement;

(b)                                  any Fee Letter;

(c)                                   any Request;

(d)                                  any Novation Certificate; or

(e)                                   and any other document designated as such by the Facility Agent and the Borrower,

and “Finance Documents” means all of the above.

“Finance Party” means:

(a)                                  a Bank; or

(b)                                  the Facility Agent,

and “Finance Parties” means all of them.

“Group” means the Guarantor and its Subsidiaries (including, for the avoidance of doubt, the Borrower) for the time being.

“HIBOR” means, in relation to a Loan or an overdue amount:

(a)                                  the offered rate (rounded upwards or downwards (as the case may be) by the Facility Agent, if necessary, to four decimal places provided that the Facility Agent shall only round such rate upwards if the fifth decimal (if any) of such rate is equal to or more than six and shall only round such rate downwards if the fifth decimal (if any) of such rate is less than six) for Hong Kong Dollar deposits for a period comparable to the required period published or reported on the display designated as Page HKABHIBOR of the Thomson Reuters Monitor Screen (or any equivalent successor of such page or the appropriate page of such successor information service which publishes such offered rate) at or about 11:00 a.m. (Hong Kong time) on the Rate Fixing Day; or

(b)                                  if at or about 11:00 a.m. (Hong Kong time) on the Rate Fixing Day no such rate appears on the relevant page for the required period (but rates are published or reported on the relevant screen page for both a period longer and a period shorter than the required period, the rate (rounded upwards or downwards (as the case may be), if necessary, to four decimal places provided that the Facility Agent shall only round such arithmetic mean upwards if the fifth decimal (if any) of such arithmetic mean is equal to or more than six and shall only round such rate downwards if the fifth decimal (if any) of such rate is less than six) which results from interpolating on a linear basis between (i) the applicable offered rate published or reported on the relevant screen page for the longest period (for which that offered rate is available) which is less than the required period and (ii) the applicable offered rate published or reported on the relevant screen rate for the shortest period (for which that offered rate is available) which exceeds the required period at or about 11:00 a.m. (Hong Kong time) on the Rate Fixing Day, provided that if any such rate is below zero, HIBOR will be deemed to be zero or any other rate mutually agreed between the Majority Banks and the Borrower.

For the purposes of this definition “required period” means, in relation to any Loan, each Interest Period or, in relation to any overdue amount, each Designated Interest Period in respect of which HIBOR falls to be determined with respect to such overdue amount.

“Holding Company” means in relation to any person, an entity of which that person is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Dollars” or “HK$” means the lawful currency for the time being of Hong Kong.

“Indebtedness” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money.

“Interest Period” means each period determined in accordance with Clause 8 (Interest Periods).

“Latest Audited Consolidated Financial Statements” means the latest audited consolidated financial statements of the Group delivered to the Facility Agent pursuant to Clause 18.9 (Accounts - Group) or, until the first set of such accounts is so delivered, the Original Financial Statements.

“Loan” means:

(a)                                  a Tranche A Loan; or

(b)                                  a Tranche B Loan,

and “Loans” means all of the above.

“Majority Banks” means, at any time, Banks:

(a)                                  whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of the Loans then outstanding;

(b)                                  if there are no Loans then outstanding, whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(c)                                   if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

“Margin” means:

(a)                                  in respect of a Tranche A Loan, 1.25 per cent. per annum; and

(b)                                  in respect of a Tranche B Loan, 1.20 per cent. per annum.

“Maturity Date” means, in respect of a Tranche B Loan, the last day of the Interest Period of that Tranche B Loan.

“Maximum Liability” means the lower of (i) HK$468,000,000 and (ii) the aggregate amount of the Loans at that time plus (without double counting):

(a)                                  interest on the money due and owing but unpaid by the Borrower to the Finance Parties in accordance with the terms of this Agreement;

(b)                                  the expenses of the Finance Parties in enforcing any Finance Document or preserving any of their rights under any Finance Document in accordance with its terms; and

(c)                                   any sum due and owing but unpaid by an Obligor pursuant to Clause 11 (Taxes), Clause 13 (Increased Costs), Clause 20.12 (Indemnities), Clause 21 (Fees), Clause 22 (Expenses), Clause 23 (Stamp Duties) and Clause 24 (Indemnities) and the equivalent provisions of any other Finance Document.

For the purpose of this definition, amounts due and owing but unpaid by the relevant Obligor shall be construed irrespective of the enforceability, validity or legality of such obligations of that Obligor under the Finance Documents.

“New Bank” has the meaning given to it in Clause 27.2 (Transfers by Banks).

“Non-Consenting Bank” means a Bank which does not agree to a consent or amendment to, or a waiver of, a provision in respect of a Finance Document where:

(a)                                  the consent, waiver or amendment requires the consent of all the Banks;

(b)                                  a period of not less than 10 Business Days has elapsed from the date the consent, waiver or amendment was requested; and

(c)                                   Banks holding at least 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, Banks holding at least 80 per cent of the Total Commitments prior to that reduction) (excluding the share of Banks which are excluded pursuant to paragraph (c) of Clause 26.1 (Procedure)) have agreed to the consent, waiver or amendment.

“Novation Certificate” has the meaning given to it in Clause 27.3 (Procedure for novations).

“Obligor” means the Borrower or the Guarantor, and “Obligors” means both of them.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2014.

“Party” means a party to this Agreement.

“Principal Subsidiary” means, at any time:

(a)                                  any of the following entities:

(i)                                  Hutchison MediPharma Limited;

(ii)                               Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited;

(iii)                            Hutchison Hain Organic (Hong Kong) Limited;

(iv)                           Hutchison Hain Organic (Guangzhou) Limited;

(v)                              Hutchison Healthcare Limited; and

(vi)                           Hutchison Consumer Products Limited; or

(b)                                  any Subsidiary of the Guarantor acquired or formed after the Agreement Date whose net assets or (in the case of a Subsidiary of the Guarantor which has Subsidiaries) consolidated net assets attributable to the Guarantor represent 10 per cent. or more of the consolidated net assets (after deducting non-controlling interests in Subsidiaries) of the Group, as calculated by reference to the then latest audited accounts or accounts reviewed by the auditor (consolidated or, as the case may be unconsolidated) of such Subsidiary of the Guarantor and the Latest Audited Consolidated Financial Statements, provided that:

(i)                                  in the case of a Subsidiary of the Guarantor acquired after the end of the financial period to which the Latest Audited Consolidated Financial Statements relate, the reference to the Latest Audited Consolidated Financial Statements for the purposes of the calculation above shall, until the audited consolidated accounts of the Group for the financial period in which the acquisition is made are published, be deemed to be a reference to such Latest Audited Consolidated Financial Statements adjusted to consolidate the latest audited accounts  or accounts reviewed by the auditor of such Subsidiary in such accounts; and

(ii)                               if, in the case of any Subsidiary of the Guarantor which itself has Subsidiaries, no consolidated accounts are prepared and audited, its consolidated net assets shall be determined on the basis of the combined  accounts of the relevant Subsidiary and its Subsidiaries prepared for this purpose and opined on by the Guarantor’s auditors.

An opinion by the auditors of the Guarantor on a calculation to show whether or not a Subsidiary is a Principal Subsidiary under paragraph (b) above shall be conclusive and binding on all Parties.

“Rate Fixing Day” means:

(a)                                  in relation to an Interest Period for a Loan, the first day of that Interest Period; or

(b)                                  in relation to a Designated Interest Period for an overdue amount, the day determined pursuant to paragraph (b) of Clause 9.3 (Default interest).

“Replacement Bank” means a person selected by the Borrower which is willing to assume all of the obligations of the Non-Consenting Bank.

“Request” means a request made by the Borrower for a Loan, substantially in the form of Schedule 4 (Form of Request).

“Rollover Loan” means a Tranche B Loan to be made:

(a)                                  on the same day that one or more maturing Tranche B Loan(s) is/are due to be repaid; and

(b)                                  for the purpose of refinancing the maturing Tranche B Loan(s),

provided that if the principal amount of that Tranche B Loan is more than the aggregate principal amount of the maturing Tranche B Loan(s) referred to in paragraph (a) above, that Tranche B

Loan shall, for the purpose of Clause 4.2 (Further conditions precedent), be deemed to be two separate Tranche B Loans such that:

(i)                                      the portion of that Tranche B Loan with a principal amount equal to the aggregate principal amount of such maturing Tranche B Loan(s) shall be treated as a separate Tranche B Loan which is a Rollover Loan; and

(ii)                                   the remaining portion of that Tranche B Loan shall be treated as a separate Tranche B Loan which is not a Rollover Loan.

“Subsidiary” means:

(a)                                  in relation to an Obligor or each of its Subsidiaries, any other entity which would be accounted for and consolidated in the latest audited consolidated financial statements of such Obligor or such Subsidiary as a subsidiary pursuant to the accounting standards applicable to such financial statements; or

(b)                                  in relation to a Finance Party, any person which is then directly or indirectly controlled, or more than 50 per cent. of whose issued equity share capital (or equivalent) is then beneficially owned, by that Finance Party or one or more of that Finance Party’s Subsidiaries.

“Tax” and “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by any local, national or international taxing authority or other competent agency of the government of Hong Kong, the Cayman Islands or in relation to any particular payment under any Finance Document, the jurisdiction from which any Obligor makes that payment on whomsoever imposed, levied, collected, withheld or assessed in Hong Kong, the Cayman Islands or such other jurisdiction.

“Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

“Tax on Overall Net Income” of a person shall be construed as a reference to Tax (other than Tax which is deducted or withheld from any amount paid or payable under any Finance Document but which would not have been charged in the absence of such requirement to deduct or withhold) imposed in the jurisdiction of incorporation of that person and, in the case of a Bank, also the jurisdiction in which the Facility Office of that Bank is located, on all or part of the net income, profits or gains of that person whether worldwide or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction or otherwise.

“Total Commitments” means the aggregate for the time being of the Total Tranche A Commitments and the Total Tranche B Commitments, being HK$468,000,000 as at the Agreement Date.

“Total Tranche A Commitments” means the aggregate of the Tranche A Commitments, being HK$156,000,000 as at the Agreement Date.

“Total Tranche B Commitments” means the aggregate of the Tranche B Commitments, being HK$312,000,000 as at the Agreement Date.

“Tranche A Commitment” means:

(c)                                   in relation to a bank or financial institution which is an Original Bank, the amount in Hong Kong Dollars set opposite its name in Schedule 1 (Banks and Commitments) under the heading Tranche A Commitments and the amount of the Tranche A Commitment(s) of any other Bank(s) acquired by it under Clause 27 (Changes to the Parties); and

(d)                                  in relation to a bank or financial institution which becomes a Bank after the Agreement Date, the aggregate amount of the Tranche A Commitment(s) of any other Bank(s) acquired by it under Clause 27 (Changes to the Parties), to the extent not cancelled, reduced, terminated or transferred under this Agreement.

“Tranche A Facility” means the term loan facility referred to in Clause 2.1 (Tranche A Facility).

“Tranche A Loan” means, subject to Clause 8 (Interest Periods), the principal amount of each borrowing by the Borrower under the Tranche A Facility or the principal amount outstanding of that borrowing.

“Tranche B Commitment” means:

(a)                                  in relation to a bank or financial institution which is an Original Bank, the amount in Hong Kong Dollars set opposite its name in Schedule 1 (Banks and Commitments) under the heading Tranche B Commitments and the amount of the Tranche B Commitment(s) of any other Bank(s) acquired by it under Clause 27 (Changes to the Parties); and

(b)                                  in relation to a bank or financial institution which becomes a Bank after the Agreement Date, the aggregate amount of the Tranche B Commitment(s) of any other Bank(s) acquired by it under Clause 27 (Changes to the Parties), to the extent not cancelled, reduced, terminated or transferred under this Agreement.

“Tranche B Facility” means the revolving credit facility referred to in Clause 2.2 (Tranche B Facility).

“Tranche B Loan” means, subject to Clause 8 (Interest Periods), the principal amount of each borrowing by the Borrower under the Tranche B Facility or the principal amount outstanding of that borrowing.

“US” means the United States of America.

“US Dollars” or “US$” means the lawful currency of the US from time to time.

1.2                         Construction

(a)                           In the Finance Documents, unless the contrary indication appears, a reference to:

(i)                                      an “agency” of a state includes, at any particular time:

(A)                            any agency, authority, central bank, department, government, legislature, minister, ministry, official, or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(B)                            any person who in any capacity whatsoever then owns, holds, administers or controls any of the reserves of that state; and

(C)                            any other person which is then directly or indirectly controlled or more than 50 per cent. of whose issued equity share capital (or equivalent) is then beneficially owned by, and/or by any one or more agencies of, that state or any political sub-division in or of that state;

(ii)                                   the “Facility Agent”, any “Bank” or any other “Finance Party” or any other person shall be construed so as to include its and any subsequent successors in title, permitted transferees and assigns in accordance with their respective interests.

(iii)                                an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

(iv)                               “assets” of any person shall be construed as a reference to the whole or any part of its business, undertaking, operations, property, rights and revenues (including any right to receive revenues) whether present or future, or uncalled capital of the person concerned;

(v)                                  an “authorisation” includes an authorisation, consent, approval, permission, order, licence, exemption, filing, recording and registration;

(vi)                               one person being “controlled” by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove the majority of the members of the governing body of the person or otherwise controls or has the power to control the affairs and policies of that person;

(vii)                            Default (including an Event of Default) is “continuing” if the circumstances giving rise to such Default have not ceased to exist or apply and such Default has not been remedied or waived;

(viii)                         the “dissolution” of a person also includes the winding-up or liquidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

(ix)                               “encumbrance” means any mortgage, pledge, charge, lien or other security interest (whether fixed or floating, legal or equitable) other than those arising by operation of law;

(x)                                  “financial institution” means a person licensed to carry on the business of banking or deposit-taking in any jurisdiction;

(xi)                               a “guarantee” includes any obligation (howsoever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default of another person by the repayment of, or otherwise be responsible for, any Indebtedness of that other person;

(xii)                            “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case, of any jurisdiction whatsoever (and “lawful” and “unlawful” shall be construed accordingly);

(xiii)                         something having a “material adverse effect” on a person is a reference to it having a material adverse effect (1) on that person’s financial condition or business and/or operations or on the consolidated financial condition or business and/or operations of it and its Subsidiaries or (2) on its ability to perform and comply with its payment obligations under the Finance Documents to which it is a party;

(xiv)                        a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

(xv)                           a “regulation” includes any present or future directive, regulation, request, requirement or voluntary credit restraint programme (in each case whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive is addressed);

(xvi)                        “secure” includes securing by the giving of any encumbrance and “security”, “secured” and “securing” shall be construed accordingly; and

(xvii)                     “securities” means any Borrowed Money in the form of or represented by debentures, loan stocks, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities or instruments or by bills of exchange drawn or accepted with a maturity greater than one year for the purpose of raising money which are quoted, listed, ordinarily dealt in or traded on any stock exchange or over the counter or other established securities market;

(xviii)                  a “provision of law” is a reference to that provision as amended or re-enacted;

(xix)                        a “Clause” or a “Schedule” is a reference to a clause of or a schedule to this Agreement;

(xx)                           a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of state (in each case whether or not having a separate legal personality) its successors and assigns;

(xxi)                        a “Finance Document” or another document is a reference to that Finance Document or other document as amended;

(xxii)                     unless otherwise specified a “time of day” is a reference to Hong Kong time;

(xxiii)                  the words “written” and “in writing” include any means of visible reproduction; and

(xxiv)                 words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa.

(b)                           Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)                            The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)                           For the avoidance of doubt, references to:

(i)                                      “statement of financial position”, “income statement” or other titles to the various statements in the audited accounts of the Borrower provided under, or referred to in, this Agreement shall be construed, in each case, where appropriate to be such statements as may be the replacement thereof from time to time prescribed under the then prevailing Hong Kong Financial Reporting Standards; and

(ii)                                   “balance sheet”, “statement of operations” or other titles to the various statements in the audited accounts of the Guarantor provided under, or referred to in, this Agreement shall be construed, in each case, where appropriate to be such statements as may be the replacement thereof from time to time prescribed under the then prevailing accounting principles generally accepted in the US.

1.3                         Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or to enjoy the benefit of any term of this Agreement.

2.                                THE FACILITIES

2.1                         Tranche A Facility

(a)                           Subject to the terms of this Agreement, the Banks grant to the Borrower a term loan facility under which the Banks shall make available to the Borrower Loans during the applicable Availability Period up to an aggregate principal amount not exceeding the Total Tranche A Commitments.

(b)                           No Bank is obliged to lend, under the Tranche A Facility, more than its Tranche A Commitment.

2.2                         Tranche B Facility

(a)                           Subject to the terms of this Agreement, the Banks grant to the Borrower a revolving credit facility under which the Banks shall make available to the Borrower Loans during the applicable Availability Period up to an aggregate principal amount not exceeding the Total Tranche B Commitments.

(b)                           No Bank is obliged to lend, under the Tranche B Facility, more than its Tranche B Commitment.

2.3                         Nature of a Finance Party’s rights and obligations

(a)                           The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Finance Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of a Finance Party under the Finance Documents are separate and independent rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

(c)                            For the avoidance of doubt, except as expressly contemplated under the Finance Documents, any debt arising under the Finance Documents to a Finance Party from an Obligor (including each Bank’s participation in a Loan) is a separate and independent debt owing to that Finance Party by an Obligor. Each Finance Party may enforce any debt which is due and owing by any Obligor to that Finance Party (including any amount due and owing to that Finance Party but, and notwithstanding that such amount is, payable to the Facility Agent for the account of that Finance Party) under any Finance Document separately and independently. Nothing in this paragraph (c) will:

(i)                                      give any Bank the right to make any declaration other than through the Facility Agent in accordance with the terms of; or

(ii)                                   otherwise affect the rights and obligations of any Finance Party under,

Clause 19.1 (Events of Default) or Clause 19.15 (Acceleration).

3.                                PURPOSE

(a)                           The Borrower shall apply each Loan in and towards financing the working capital requirements of the Guarantor and its Subsidiaries.

(b)                           Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4.                                CONDITIONS PRECEDENT

4.1                         Documentary conditions precedent

(a)                           The obligations of each Finance Party to the Borrower under this Agreement are subject to the condition precedent that the Facility Agent has received the documents set out in Schedule 2 (Conditions Precedent Documents) in form and substance reasonably satisfactory to the Facility Agent.

(b)                           Upon receipt of all the documents set out in Schedule 2 (Conditions Precedent Documents) in form and substance reasonably satisfactory to the Facility Agent, the Facility Agent shall promptly notify the Borrower of such receipt.

4.2                         Further conditions precedent

The obligation of each Bank to make any amount available under Clause 5.5 (Advance of Loans) is subject to the further condition precedent that on both the date of the Request and the Drawdown Date for the relevant Loan:

(a)                                  the representations and warranties in Clause 17 (Representations and Warranties) to be repeated on those dates are correct; and

(b)                                  in the case of:

(i)                                  a Tranche A Loan or a Tranche B Loan which is not a Rollover Loan, no Default is continuing or might result from the making of that Tranche A Loan or that Tranche B Loan; and

(ii)                               a Tranche B Loan which is a Rollover Loan, no Event of Default is continuing or might result from the making of that Tranche B Loan.

5.                                DRAWDOWN

5.1                         Drawdown

The Borrower may borrow a Loan during the Availability Period if the Facility Agent receives not later than 10:00 a.m. (Hong Kong time) three Business Days before the proposed Drawdown Date, a duly completed Request for such Loan. Subject to Clause 12.2 (Suspension of Drawdown), any Request once delivered is irrevocable. The undrawn amount (if any) of the Total Tranche A Commitments or, as the case may be, the Total Tranche B Commitments shall automatically be cancelled at close of business in Hong Kong on the last day of the applicable Availability Period.

5.2                         Completion of Request

(a)                           A Request for a Loan will not be regarded as having been duly completed unless:

(i)                                      the Drawdown Date of such Loan is a Business Day falling on or before the last day of the applicable Availability Period;

(ii)                                   it specifies the Facility under which the Loan is to be made;

(iii)                                the currency and amount of the Loan requested comply with Clause 5.3 (Currency and amount);

(iv)                               the Interest Period selected for such Loan complies with Clause 8 (Interest Periods); and

(v)                                  the payment instructions for such Loan comply with Clause 10 (Payments).

(b)                           Only one Loan may be requested in each Request.

5.3                         Currency and amount

(a)                           The currency specified in a Request must be HK Dollars.

(b)                           The principal amount of such Loan must be in a minimum of HK$5,000,000 (or if less, the balance of the undrawn Total Commitments for the relevant Facility (and for the purpose of calculating the relevant undrawn Total Tranche B Commitments in respect of a Rollover Loan, any Tranche B Loan maturing on the Drawdown Date of that Rollover Loan shall, to the extent of the principal amount of that Rollover Loan, deemed not to be outstanding)).

5.4                         Number of Requests and drawdowns

(a)                           The Borrower may, subject to the other terms of this Agreement, deliver one Request on any one Business Day. No further Request may be delivered by such Borrower during the period of three Business Days following the delivery of a Request.

(b)                           The Borrower may not deliver a Request if as a result of the proposed drawdown more than:

(i)                                      15 Tranche A Loans; or

(ii)                                   15 Tranche B Loans,

would be outstanding.

5.5                         Advance of Loans

The Facility Agent shall, by not later than 4:00 p.m. (Hong Kong time) on the third Business Day prior to the relevant Drawdown Date, notify each Bank of the details of the requested Loan and the amount of its participation in that Loan. Subject to the terms of this Agreement, each Bank shall make its participation in a Loan available to the Facility Agent for the Borrower on the Drawdown Date. The amount of a Bank’s participation in the Loan will be the proportion of the Loan which its Commitment for the relevant Facility bears to the Total Commitments for the relevant Facility on the proposed Drawdown Date.

6.                                REPAYMENT

6.1                         Repayment of Tranche A Loans

The Borrower shall repay each Tranche A Loan in full on the relevant Final Maturity Date.

6.2                         Repayment of Tranche B Loans

(a)                           The Borrower shall repay each Tranche B Loan in full on its Maturity Date.

(b)                           Without prejudice to the Borrower’s obligation under paragraph (a) above, if:

(i)                                      one or more Tranche B Loans are to be made available to the Borrower:

(A)                            on the same day that a maturing Tranche B Loan is due to be repaid by the Borrower;

(B)                            in the same currency as the maturing Tranche B Loan; and

(C)                            in whole or in part for the purpose of refinancing the maturing Tranche B Loan; and

(ii)                                   the proportion borne by each Bank’s participation in the maturing Tranche B Loan to the amount of that maturing Tranche B Loan is the same as the proportion borne by that Bank’s participation in the new Tranche B Loans to the aggregate amount of those new Tranche B Loans, the aggregate amount of the new Tranche B Loans shall, unless the Borrower notifies the Facility Agent to the contrary in the relevant Request, be treated as if applied in or towards repayment of the maturing Tranche B Loan so that:

(A)                            if the amount of the maturing Tranche B Loan exceeds the aggregate amount of the new Tranche B Loans:

1.                                   the Borrower will only be required to make a payment under Clause 10.1 (Place) in an amount in the relevant currency equal to that excess; and

2.                                   each Bank’s participation in the new Tranche B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Bank’s participation in the maturing Tranche B Loan and that Bank will not be required to make a payment under Clause 10.1 (Place) in respect of its participation in the new Tranche B Loans; and

(B)                            if the amount of the maturing Tranche B Loan is equal to or less than the aggregate amount of the new Tranche B Loans:

1.                                   the Borrower will not be required to make a payment under Clause 10.1 (Place); and

2.                                   each Bank will be required to make a payment under Clause 10.1 (Place) in respect of its participation in the new Tranche B Loans only to the extent that its participation in the new Tranche B Loans exceeds that Bank’s participation in the maturing Tranche B Loan and the remainder of that Bank’s participation in the new Tranche B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Bank’s participation in the maturing Tranche B Loan.

6.3                         Reborrowing

(a)                           The Borrower may not reborrow any part of the Tranche A Facility which is repaid or prepaid.

(b)                           Unless a contrary indication appears in this Agreement, any part of the Tranche B Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

7.                                PREPAYMENT AND CANCELLATION

7.1                         Voluntary prepayment

The Borrower may by giving not less than five Business Days’ prior written notice to the Facility Agent, prepay a Loan without premium, fee or penalty (other than Break Costs if such prepayment is made other than on the last day of an Interest Period for the Loan) in whole or in part but, if in part:

(a)                                  in respect of a prepayment of a Tranche A Loan, in a minimum amount of HK$5,000,000 or, if less, the balance of the amount outstanding under that Tranche A Loan; and

(b)                                  in respect of a prepayment of a Tranche B Loan, in a minimum amount of HK$5,000,000 or, if less, the balance of the amount outstanding under that Tranche B Loan.

The proceeds of any partial prepayment of a Loan shall be applied towards prepaying the respective participations of the Banks in that Loan pro rata.

7.2                         Voluntary cancellation

The Borrower may, without premium, fee or penalty by giving not less than five Business Days’ prior written notice to the Facility Agent, cancel before the last day of the applicable Availability Period the whole or part of the undrawn amount of the Total Tranche A Commitments or, as the case may be, the Total Tranche B Commitments but, if in part:

(a)                                  in respect of the cancellation of the undrawn amount of the Total Tranche A Commitments, in a minimum amount of HK$5,000,000 or, if less, the balance of the undrawn Total Tranche A Commitments; and

(b)                                  in respect of the cancellation of the undrawn amount of the Total Tranche B Commitments, in a minimum amount of HK$5,000,000 or, if less, the balance of the undrawn Total Tranche B Commitments.

Any cancellation shall be applied against the respective Commitments of the Banks under the relevant Facility pro rata.

7.3                         Additional right of prepayment and cancellation

If:

(a)                                  an Obligor is required to pay to a Bank any additional amounts under Clause 11 (Taxes); or

(b)                                  the Borrower is required to pay to a Bank any amount under Clause 13 (Increased Costs); or

(c)                                   interest on a Bank’s participation in a Loan is being calculated in accordance with Clause paragraph (c) of Clause 12.3 (Alternative basis for the outstanding Loan), then, without prejudice to the obligations of the relevant Obligor under those Clauses, Clause 7.4 (Miscellaneous provisions) or Clause 24.2 (Other indemnities) or under this Agreement generally, the Borrower may, without premium, penalty or fee, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Facility Agent and:

(i)                                      with effect from the date of service of the notice, that Bank’s undrawn Commitments shall be cancelled; and

(ii)                                   on the date falling five Business Days after the date of service of the notice, the Borrower shall prepay, without premium or penalty, that Bank’s participation in the Loans.

7.4                         Miscellaneous provisions

(a)                           Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Banks promptly of receipt of any such notice.

(b)                           All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any amount due in respect of that prepayment under Clause 12.4 (Break Costs).

(c)                            No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)                           No amount of Commitment cancelled by the Borrower under this Agreement may subsequently be reinstated.

8.                                INTEREST PERIODS

8.1                         Selection — Tranche A Loans

(a)                           The Borrower shall select the first Interest Period for a Tranche A Loan to be borrowed by it in the relevant Request. The first Interest Period for a Tranche A Loan will commence on its Drawdown Date.

(b)                           The Borrower may select the Interest Period (other than the first Interest Period) for a Tranche A Loan borrowed by it in a notice received by the Facility Agent not later than 10:00 a.m. (Hong Kong time) three Business Days before the commencement of that Interest Period. Each such selected Interest Period will commence on the expiry of its preceding Interest Period.

(c)                            Subject to the following provisions of this Clause 8 (Interest Periods), the Interest Period which the Borrower may select under paragraph (a) and paragraph (b) above will be of one week, two weeks, one month, two months, three months or six months.

(d)                           If the Borrower fails to select an Interest Period for an outstanding Tranche A Loan in accordance with paragraph (b) above, that Interest Period will, subject to the other provisions of this Clause 8 (Interest Periods), be one month.

8.2                         Selection — Tranche B Loans

(a)                           Each Tranche B Loan has one Interest Period only.

(b)                           The Borrower shall select the Interest Period for a Tranche B Loan in the relevant Request. The Interest Period for a Tranche B Loan will commence on its Drawdown Date.

(c)                            Subject to the following provisions of this Clause 8 (Interest Periods), the Interest Period which the Borrower may select under paragraph (b) above will be of one week, two weeks, one month, two months, three months or six months.

8.3                         Non-Business Days

(a)                           If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           If an Interest Period commences on the last Business Day of a calendar month and if there is no corresponding day in the calendar month in which it is to end, then it shall end on the last Business Day of such calendar month.

8.4                         Coincidence with the Final Maturity Date

If an Interest Period for a Loan would otherwise overrun the Final Maturity Date for that Loan, it shall be shortened so that it ends on that Final Maturity Date.

8.5                         Adjustment

(a)                           Notwithstanding Clause 8.1 (Selection — Tranche A Loans), the Borrower may consolidate and/or split the Tranche A Loans by selecting Interest Periods of durations specified in paragraph (c) of

Clause 8.1 (Selection — Tranche A Loans) for more than one Tranche A Loan (in the case of consolidation) or for different parts of a Tranche A Loan (in the case of splitting) provided that there will not be, as a result of such consolidation and/or splitting, more than 15 Tranche A Loans (each in a minimum amount of HK$5,000,000) outstanding in aggregate. Tranche A Loans which have been consolidated shall be treated as one Loan.

(b)                           The Facility Agent (acting on the instructions of the Majority Banks) and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of the Tranche A Loans borrowed by the Borrower.

8.6                         Notification

The Facility Agent shall notify the Borrower and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

9.                                INTEREST

9.1                         Interest rate

The rate of interest on each Loan for each of its Interest Periods is the percentage rate per annum determined by the Facility Agent to be the aggregate of the applicable:

(a)                                  Margin; and

(b)                                  HIBOR.

9.2                         Due dates

Except as otherwise provided in this Agreement, accrued interest at the rates determined by the Facility Agent in accordance with Clause 9.1 (Interest rate) on each Loan is payable by the Borrower on the last day of each Interest Period for that Loan.

9.3                         Default interest

(a)                           If the Borrower fails to pay any amount payable by it under any Finance Document, it shall forthwith on demand by the Facility Agent pay to the Facility Agent (for the account of the relevant Party) interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the “default rate”) determined by the Facility Agent to be one per cent. per annum above:

(i)                                      if the overdue amount is attributable solely to the Tranche A Facility, the rate which would have been payable if that overdue amount had, during the period of non-payment, constituted a Tranche A Loan borrowed by the Borrower in the currency of the overdue amount; and

(ii)                                   if the overdue amount is attributable solely to the Tranche B Facility, the rate which would have been payable if that overdue amount had, during the period of non-payment, constituted a Tranche B Loan borrowed by the Borrower in the currency of the overdue amount;

in each case for such successive interest periods of such duration as the Facility Agent may determine (each a “Designated Interest Period”).

(b)                           The default rate will be determined by the Facility Agent by reference to HIBOR on the first day of the relevant Designated Interest Period.

(c)                            If, in respect of a Designated Interest Period, HIBOR is not available, the default rate will be determined by reference to the rate per annum determined by the Facility Agent to be the arithmetic mean (rounded upwards or downwards (as the case may be) by the Facility Agent, if necessary, to four decimal places provided that the Facility Agent shall round such rate upwards if the fifth decimal (if any) of such rate is equal to or more than six and shall round such rate downwards if the fifth decimal (if any) of such rate is less than six) of the rates (expressed as a percentage rate per annum) notified by each Bank to whom the overdue amount is owed to the Facility Agent before the last day of that Designated Interest Period to be the cost to it of funding from whatever source it may reasonably select its portion of such overdue amount for that Designated Interest Period. Such per annum rate as determined by the Facility Agent shall be binding on each Bank to whom the overdue amount is owed and the relevant Obligor.

(d)                           Default interest will be compounded at the end of each Designated Interest Period.

9.4                         Notification

The Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.                         PAYMENTS

10.1                  Place

(a)                           All payments by an Obligor or a Bank under the Finance Documents shall be made to the Facility Agent to its account at such office or bank as it may notify to that Obligor or Bank for this purpose.

(b)                           Without prejudice to Clause 16.3(a) (Reinstatement), any payment made by an Obligor to the Facility Agent in accordance with this Clause 10 (Payments) shall constitute a discharge of that Obligor’s obligation in respect of such payment.

10.2                  Funds

Payments under the Finance Documents to the Facility Agent shall be made for value by 11:00 a.m. in Hong Kong on the due date and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in Hong Kong Dollars.

10.3                  Distribution

(a)                           Each payment received by the Facility Agent under any Finance Document for another Party shall, subject to paragraph (b) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as that Party may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)                           Where a sum is to be paid to the Facility Agent under any Finance Document for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Facility Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

10.4                  Currency

(a)                           Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(b)                           Any other amount payable under any Finance Document is, except as otherwise provided in that Finance Document, payable in Hong Kong Dollars.

10.5                  Set-off and counterclaim

All payments made by an Obligor under any Finance Document shall be made without set-off or counterclaim.

10.6                  Non-Business Days

(a)                           If a payment under any Finance Document is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.7                  Partial payments

(a)                           If the Facility Agent receives a payment from an Obligor is insufficient to discharge all the amounts then due and payable by that Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order (to the extent permitted by applicable law):

(i)                                      first, in or towards payment of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Facility Agent shall, if so directed by the Majority Banks, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)                            Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

11.                         TAXES

11.1                  Payments free and clear

All payments by an Obligor under the Finance Documents shall be made:

(a)                                  free of any restriction or condition;

(b)                                  free and clear of and without deduction for or on account of any Taxes (other than any Tax on Overall Net Income of a Bank), except to the extent that that Obligor is required by law to make payment subject to any Taxes or deduction; and

(c)                                   without any deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise (other than in respect of any Tax on Overall Net Income of a Bank).

11.2                  Grossing-up of payments and Tax receipts

If, other than a FATCA Deduction: (a) an Obligor is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by that Obligor under any Finance Document; or (b) any Finance Party (or any person on its behalf) is required by the introduction of or any change in, or in the interpretation or application of, any law, after the Agreement Date to make any deduction or withholding imposed by the government of Hong Kong, the government of the Cayman Islands or in relation to any particular payment under the Finance Documents, the government of the jurisdiction from which any Obligor makes such payment from, or (except on account of Tax on Overall Net Income of that Finance Party or such party) any payment on, or calculated by reference to the amount of, any sum received or receivable by that Finance Party or such party under any Finance Document from an Obligor:

(a)                                  that Obligor shall notify the Facility Agent of any such requirement or any change in any such requirement as soon as it becomes aware of it. Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Facility Agent receives such notification from a Finance Party it shall notify the relevant Obligor;

(b)                                  that Obligor shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on that Obligor) for its own account or (if that liability is imposed on any Finance Party (or any person on its behalf)) on behalf of and in the name of that Finance Party or such party;

(c)                                   the sum payable by that Obligor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that Finance Party or such party receives on the due date (or, in the case of any such payment, to the extent that its amount is not ascertainable when that sum is paid as soon as such amount is ascertainable) and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

(d)                                  within 30 days after the due date of payment of any Tax which it is required by paragraph (b) above to pay, that Obligor shall deliver to the Facility Agent copies of the original tax receipts or evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

11.3                  Tax Credit

If an Obligor makes a Tax payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)                                  a Tax Credit is attributable to that Tax payment; and

(b)                                  that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax payment not been made by the Obligor.

11.4                  Value added taxes

(a)                           Any fees payable by the Borrower under Clause 21 (Fees) and costs and expenses payable by an Obligor under a Finance Document are exclusive of any value added tax or any other Tax of a similar nature which is chargeable in connection with the relevant sum. If any such Tax is chargeable, the relevant Obligor must pay to the Finance Party to whom that sum is owed (in addition to and at the same time as paying that sum) the amount of that Tax.

(b)                           The obligation of an Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the Tax.

11.5                  FATCA Information

(a)                           Subject to paragraph (c) below, each Finance Party shall, within 10 Business Days of a reasonable request by another Party:

(i)                                      confirm to that other Party whether it is:

(A)                            a FATCA Exempt Party; or

(B)                            not a FATCA Exempt Party; and

(ii)                                   supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)                           If a Finance Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and that Finance Party subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Finance Party shall notify that other Party as soon as reasonably practicable.

(c)                            Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)                                      any law or regulation;

(ii)                                   any fiduciary duty; or

(iii)                                any duty of confidentiality.

(d)                           If a Finance Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) applies), then:

(i)                                      if that Finance Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party, then such Finance Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)                                   if that Finance Party failed to confirm its applicable “passthru payment percentage” then such Finance Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent., until (in each case) such time as the relevant Finance Party provides the requested confirmation, forms, documentation or other information.

(e)                            If the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Bank shall, within ten Business Days of the date of a request from the Facility Agent, supply to the Facility Agent:

(i)                                      a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)                                   any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Bank under FATCA or that other law or regulation.

(f)                             The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Bank pursuant to paragraph (e) above to the Obligors.

(g)                            If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Bank pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for that Bank to do so (in which case that Bank shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Obligors.

(h)                           Each of the Facility Agent and the Obligors may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives in relation to a Bank pursuant to paragraphs (e), (f) or (g) above without further verification. None of the Facility Agent or the Obligors shall be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

11.6                  FATCA Deduction

(a)                           Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                           Each Party shall promptly, upon becoming aware that:

(i)                                      it must make a FATCA Deduction; or

(ii)                                   there is any change in the rate or the basis of such FATCA Deduction,

notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Finance Parties.

12.                         MARKET DISRUPTION

12.1                  Market disruption

If:

(a)                                  HIBOR is not available as of 11:00 a.m. (Hong Kong time) on the Rate Fixing Day for the relevant Interest Period; or

(b)                                  the Facility Agent, by 11:30 a.m. (Hong Kong time) on the Rate Fixing Day, receives notification from Banks whose participations in a Loan exceed 50 per cent. of that Loan that, in their opinion:

(i)                                  matching deposits may not be available to them in the Hong Kong interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

(ii)                               the cost to them of obtaining matching deposits in the Hong Kong interbank market would be in excess of HIBOR for the relevant Interest Period,

the Facility Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 12 (Market disruption) is in operation.

12.2                  Suspension of drawdowns

If a notification under Clause 12.1 (Market disruption) applies to a Loan which has not yet been made available to the Borrower, the Borrower may (without prejudice to the obligations of the

Borrower under Clause 24.2 (Other indemnities) or under this Agreement generally) elect for such Loan not to be made by giving notice to the Facility Agent of such election by not later than 12:00 noon on the proposed Drawdown Date for that Loan, in which case such Loan shall not be made. However, within five Business Days of receipt of the notification, the Borrower and the Facility Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for the borrowing of any future Loan. Any alternative basis agreed shall be binding on the Parties

12.3                  Alternative basis for the outstanding Loan

If a notification under Clause 12.1 (Market disruption) applies to (i) a Loan which has already been made to the Borrower; or (ii) a Loan which has not been made and the Borrower has not elected for that Loan not to be made in accordance with Clause 12.2 (Suspension of drawdowns), then, for the purpose of calculating the rate of interest on that Loan pursuant to Clause 9.1 (Interest rate):

(a)                                  within five Business Days of receipt of the notification, the Borrower and the Facility Agent shall enter into negotiations for a period of not more than 30 days (or such shorter period as expiring on the last day of the Interest Period to which the notification relates) with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan;

(b)                                  any alternative basis agreed under paragraph (a) above shall be, with the prior consent of all the Banks, binding on all the Parties;

(c)                                   if no alternative basis is agreed, each Bank shall (through the Facility Agent) certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining its participation in that Loan;

(d)                                  any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies (as may be reasonably necessary) but it must reflect the cost to the relevant Bank of funding its participation in that Loan from whatever sources it may select plus the applicable Margin;

(e)                                   each alternative basis so certified shall be binding on the Borrower and the certifying Bank and treated as part of this Agreement and shall be retroactive to and take effect from the beginning of the relevant Interest Period; and

(f)                                    so long as any alternative basis is in force, the Facility Agent, in consultation with the Borrower and the certifying Bank, shall from time to time but not less than monthly, review whether or not the circumstances referred to in Clause 12.1 (Market disruption) still prevail with a view to returning to the normal provisions of this Agreement for ascertaining interest rates as soon as practicably possible.

12.4                  Break Costs

(a)                           The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or overdue amount being paid by any member of the Group on a day other than the last day of an Interest Period or Designated Interest Period for that Loan or overdue amount (as applicable).

(b)         Each Finance Party shall, as soon as reasonably practicable after demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Designated Interest Period (as applicable) for which they accrue.

13.                         INCREASED COSTS

13.1                  Increased costs

(a)                           Subject to Clause 13.2 (Exceptions), the Borrower shall forthwith on demand by a Bank (such demand to be made through the Facility Agent) pay to the Facility Agent for the account of that Bank the amount of any increased cost incurred by it or any of its Affiliates as a result of: (i) the introduction of or any change in (or the interpretation, administration or application of) any law or regulation made after the Agreement Date or (ii) compliance with any law or regulation after the Agreement Date.

(b)                           In this Agreement “increased cost” means, in respect of the Borrower:

(i)            an additional cost incurred by a Bank or any of its Affiliates as a result of that Bank having entered into, or performing, maintaining or funding its obligations under, this Agreement to the Borrower;

(ii)           that portion of an additional cost incurred by a Bank or any of its Affiliates in that Bank making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Bank’s participations in the Loans made or to be made under this Agreement to the Borrower as is attributable to that Bank making, funding or maintaining those participations;

(iii)          a reduction in any amount payable to a Bank by the Borrower or the effective return to a Bank under this Agreement or that portion of a reduction in the effective return to a Bank or any of its Affiliates on its capital as is attributable to any amount payable by the Borrower to that Bank under this Agreement; or

(iv)          the amount of any payment made by a Bank or any of its Affiliates, or the amount of any interest or other return foregone by a Bank or any of its Affiliates, calculated by reference to any amount received or receivable by that Bank from the Borrower under this Agreement.

(c)         For the purposes of this Clause 13.1, “any law or regulation” includes any law or regulation relating to taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.

13.2                  Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)                                  compensated for by the operation of Clause 11 (Taxes) (or that would have been compensated for under Clause 11 (Taxes) but was not so compensated solely because one of the exclusions in Clause 11 (Taxes) applies);

(b)                                  attributable to any change in the rate of Tax on Overall Net Income of a Bank (or the Tax on Overall Net Income of a division or branch of that Bank) imposed in any jurisdiction; or

(c)                                   attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Agreement Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, a Bank or any of its Affiliates);

(d)                                  attributable to the implementation or application of or compliance with the introduction of “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” (published by the Basel Committee on Banking Supervision on 16 December 2010) in the form existing on the Agreement Date (“Basel III”) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, a Bank or any of its Affiliates), but excluding any further guidance or standards published by the Basel Committee relating to Basel III after the Agreement Date which results in additional increased costs which would not arise under Basel III on the Agreement Date; or

(e)                                   attributable to a FATCA Deduction required to be made by a Party.

14.                         ILLEGALITY

14.1                  Bank’s illegality

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan drawn by the Borrower, then:

(a)                                  that Bank may notify the Borrower through the Facility Agent accordingly; and

(b)

(i)           the Borrower shall within the period allowed by the applicable law or regulation, or if no period is allowed, forthwith, prepay (without premium or penalty but subject to Clause 24.2 (Other indemnities)) the participations of that Bank in all the Loans made to it together with all other amounts payable by it to that Bank under this Agreement; and

(ii)          the undrawn Commitments of that Bank shall forthwith be cancelled.

14.2                  Obligor’s illegality

(a)                           If it is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents then the Facility Agent may and, if so instructed by the Majority Banks, shall by notice to the Borrower requiring the Borrower to prepay (without premium or penalty but subject to Clause 24.2 (Other indemnities)), within the period allowed by the applicable law or regulation, or if no period is allowed, forthwith, the Loans together with all other amounts payable by the Borrower under this Agreement.

(b)                           If it is or becomes unlawful for the Guarantor to perform any of its obligations under the Finance Documents then the Facility Agent may and, if so instructed by the Majority Banks, shall, by notice to the Borrower requiring the Borrower to prepay (without premium or penalty but subject to Clause 24.2 (Other indemnities)), within the period allowed by the applicable law or regulation, or if no period is allowed, forthwith, the Loan together with all other amounts payable by the Borrower under this Agreement.

15.                         MITIGATION

If, in respect of a Bank, circumstances arise which would or would, with the giving of notice, result in:

(a)                                  any increased cost becoming payable under Clause 13 (Increased Costs) including, for the avoidance of any doubt, any increased cost attributable to any change in any Bank’s Facility Office or any transfer, sale, assignment or other disposal of all or any part of a Loan other than pursuant to this Clause 15 (Mitigation);

(b)                                  any prepayment or cancellation under Clause 14.1 (Bank’s illegality); or

(c)                                   any payment falling due to be made to it for its account pursuant to Clause 11 (Taxes),

then, without limiting the obligations of the Obligors under the Finance Documents and without prejudice to the terms of those Clauses, that Bank shall after becoming aware of the same notify the Facility Agent thereof and the Facility Agent shall promptly notify the Borrower. Thereafter that Bank in consultation with the Facility Agent and the Borrower shall endeavour to take such reasonable steps as it determines may be open to it to avoid or mitigate the effects of such circumstances, including the transfer of its rights and obligations under the Finance Documents to another bank or financial institution acceptable to the Borrower or the change of its Facility Office, provided always that such Bank shall be under no obligation to take such reasonable steps or to make any such transfer or change if such action would, in the reasonable opinion of that Bank, be prejudicial to that Bank. Nothing in this Clause 15 (Mitigation) shall interfere with the right of any Bank to arrange its affairs in whatever manner it thinks fit.

16.                         GUARANTEE

16.1                  Guarantee

The Guarantor irrevocably and unconditionally:

(a)                                  as principal obligor guarantees to each Finance Party prompt performance by the Borrower of all its obligations under the Finance Documents;

(b)                                  undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall pay that amount together with any interest accrued thereon before 11:00 a.m. on the third Business Day following the date of demand by the Facility Agent when the amount was due (whether on the normal due date, on acceleration or otherwise) as if the Guarantor instead of the Borrower were expressed to be the principal obligor; and

(c)                                   indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation of the Borrower guaranteed by the Guarantor under any Finance Document is or becomes unenforceable, invalid or illegal.

16.2                  Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3                  Reinstatement

(a)                           Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) including but not limited to any payment referred to Clause 16.9 (Discharge) below is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 16 (Guarantee) shall continue as if the discharge or arrangement had not occurred.

(b)                           Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4                  Waiver of defences

The obligations of the Guarantor under this Clause 16 (Guarantee) will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 (Guarantee) or prejudice or diminish those obligations in whole or in part, including but shall not be limited to (whether or not known to it or any Finance Party):

(a)                                  any time or waiver granted to, or composition with, the Borrower or other person;

(b)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)                                   any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(d)                                  any variation (however fundamental) or replacement of a Finance Document agreed to by any Obligor or any other document or security so that references to that Finance Document in this Clause 16 (Guarantee) shall include each variation or replacement;

(e)                                   any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantor’s obligations under this Clause 16 (Guarantee) shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)                                    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 16 (Guarantee) be construed as if there were no such circumstance.

16.5                  Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16 (Guarantee).

16.6                  Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)                                  hold in a suspense account (earning interest at the then prevailing market rate) any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 16 (Guarantee).

Subject to the provisions of Clause 16.3 (Reinstatement), if a Finance Party exercises its rights under this Clause 16.6 (Appropriations) to hold in a suspense account an amount paid by the Guarantor under this Agreement, the liabilities guaranteed by the Guarantor in respect of which that amount was paid shall, for the purposes of the obligation of the Guarantor under this Clause 16 (Guarantee) only without affecting the liabilities between that Finance Party and any other party including the Borrower and to the extent of that amount, be deemed discharged and the Guarantor’s obligations under this Clause 16 (Guarantee) shall be treated as though that amount has been applied towards discharge of the liabilities guaranteed by the Guarantor.

16.7                  Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 16 (Guarantee):

(a)                                  be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause 16 (Guarantee);

(b)                                  claim, rank, prove or vote as a creditor of any other Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)                                   receive, claim or have the benefit of any payment, distribution or security from or on account of any other Obligor, or exercise any right of set-off as against any other Obligor.

The Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 16.7 (Non-competition).

16.8                  Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

16.9                  Discharge

Subject to the provisions of Clause 16.3 (Reinstatement), the Guarantor shall cease to have any liability to the Finance Parties under this Agreement upon:

(a)                                  either:

(i)           payment by or on behalf of the Borrower to the Finance Parties of all amounts due under the Finance Documents; or

(ii)          payment by the Guarantor to the Finance Parties under the Finance Documents of an aggregate amount equal to the Maximum Liability; and

(b)                                  all undrawn Commitments have been cancelled or reduced to zero.

17.                         REPRESENTATIONS AND WARRANTIES

17.1                  Representations and warranties

Each of the Borrower and the Guarantor makes, in respect of itself and, in the case of the Guarantor where so specified, in respect of the Group, the representations and warranties set out in this Clause 17 (Representations and Warranties) to each Finance Party.

17.2                  Status

It is a company duly incorporated, established and existing under the laws of the Cayman Islands (in the case of the Guarantor) and the laws of Hong Kong (in the case of the Borrower), is a separate legal entity capable of suing and being sued and has the power and authority to own its assets and to conduct the business and/or operations which it conducts and/or proposes to conduct.

17.3                  Powers

It has the power to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents to which it is or will be a party.

17.4                  Authorisation and consents

All actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order:

(a)                                  to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under each Finance Document to which it is or will be a party;

(b)                                  to ensure that those obligations are legally binding and enforceable; and

(c)                                   to make this Agreement admissible in evidence in the courts of Hong Kong,

have been taken, fulfilled and done.

17.5                  Non-conflict

Its entry into, performance of or compliance with its obligations under the Finance Documents to which it is or will be a party do not and will not violate in any material way:

(a)                                  any law to which it is subject;

(b)                                  any of the documents constituting it; or

(c)                                   any agreement to which it or any of its Subsidiaries is a party or which is binding on any of them or their respective assets, and do not and will not result in the existence of, or oblige any of them to create, any encumbrance over those assets.

17.6                  Obligations binding

Its obligations under each Finance Document to which it is or will be a party are, or when executed in accordance with their terms will be, legal, valid, binding and enforceable in accordance with their respective terms.

17.7                  Accounts — Borrower

The Borrower’s audited accounts most recently delivered to the Facility Agent pursuant to Clause 18.8 (Accounts — Borrower), save as stated in the notes thereto, were prepared in accordance with generally accepted accounting principles in Hong Kong.

17.8                  Accounts — Group

The Latest Audited Consolidated Financial Statements:

(a)                                  include consolidated balance sheets, consolidated statements of operations and, if required by the laws to which the Guarantor is subject, such other financial statements (if any) and such other notes (if any) so required; and

(b)                                  present fairly, in all material respects, the financial position of the Group as at the last date of the relevant financial year and of the Group’s results for the financial year then ended in conformity with accounting principles generally accepted in the US.

17.9                  No material adverse change

There has been no material adverse change in the consolidated financial condition or operations of the Group since the date of the Latest Accounts (as defined in Clause 18.5 (Financial Covenants).

17.10           Litigation

No litigation, arbitration or administrative proceeding is current or pending or, so far as an Obligor is aware, threatened:

(a)                                  to restrain the entry into, exercise of that Obligor’s rights under and/or performance or enforcement of or compliance with that Obligor’s obligations under the Finance Documents to which it is a party; or

(b)                                  which might reasonably be expected to have a material adverse effect on the Group.

17.11           No Event of Default

No Event of Default has occurred or will occur as a result of its entering into or performing its obligations under the Finance Documents to which it is or will be a party.

17.12           No default

No Obligor nor any Principal Subsidiary is in breach of or default under any agreement relating to Indebtedness other than Borrowed Money to an extent or in a manner which has or could have a material adverse effect on the Guarantor or the Group.

17.13           No immunity

Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process and its entry into the Finance Documents to which it is or will be a party constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Finance Documents to which it is or will be a party will constitute, private and commercial acts done and performed for private and commercial purposes.

17.14           Times for making representations and warranties

The representations and warranties set out in this Clause 17 (Representations and Warranties):

(a)                                  are made on the Agreement Date; and

(b)                                  other than Clause 17.9 (No material adverse change), are deemed to be repeated by each Obligor on:

(i)                                  the date of each Request; and

(ii)                               the first day of each Interest Period,

in each case with reference to the facts and circumstances then existing.

17.15           Qualifications to representations and warranties

Each representation and warranty in Clause 17.4 (Authorisation and consents), Clause 17.5 (Non-conflict) and Clause 17.6 (Obligations binding) shall be subject, as to matters of law only, to the express qualifications, reservations and observations in the opinions referred to in Schedule 2 (Conditions Precedent Documents) as delivered to the Facility Agent pursuant to Clause 4.1 (Documentary Conditions Precedent).

18.                         UNDERTAKINGS

18.1                  Duration

Except where otherwise expressly provided, each Obligor makes the undertakings relating to itself contained in this Clause 18 (Undertakings) and each Obligor confirms that each undertaking made by it pursuant to this Clause 18 (Undertakings) remains in force from the Agreement Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.2                  Ranking of obligations

The payment obligations of each of the Borrower and the Guarantor under the Finance Documents rank and will at all times rank at least equally and rateably in all respects with all its other present and future unsecured and unsubordinated Indebtedness except for such Indebtedness as would, by virtue only of the law in force from time to time, be preferred in the event of its bankruptcy or dissolution.

18.3                  Negative pledge — Guarantor and Subsidiaries

Otherwise than with the prior written consent of the Majority Banks, the Guarantor will not and will ensure that no other member of the Group will create or permit to arise or subsist or have outstanding any encumbrance on or over any of its assets to secure the repayment of principal, premium or interest on any securities or any guarantee given in respect of the repayment of the principal, premium or interest on any securities or to secure the repayment of principal, interest or any other sums under any agreement for or in respect of Indebtedness for Borrowed Money (other than Excluded Indebtedness) in circumstances where the aggregate outstanding principal or outstanding amount secured by all such encumbrances exceeds 50 per cent. of the amount of Consolidated Total Assets or the equivalent in another currency or other currencies, unless the benefit of the relevant encumbrance, or of an alternative encumbrance or encumbrances reasonably satisfactory to the Majority Banks, is at the same time and in a manner reasonably satisfactory to the Majority Banks extended equally and rateably in all respects to all sums payable by the Obligors to the Finance Parties under any of the Finance Documents.

In this Clause:

“Consolidated Total Assets” means in respect of the Group, on a consolidated basis, the aggregate of:

(a)                                  fixed assets;

(b)                                  other non-current assets;

(c)                                   associated companies;

(d)                                  investments in equity investees;

(e)                                   managed funds and other investments; and

(f)                                    current assets,

all as shown in the Latest Audited Consolidated Financial Statements.

“Excluded Indebtedness” means Indebtedness incurred by any member of the Group in relation to:

(a)                                  trade finance facilities (including without limitation facilities in relation to letters of credit,  trade bills, export/import loan, invoice/receivables financing) obtained in the ordinary course of trading/business of that member provided that the aggregate amount of Indebtedness to which this paragraph (a) applies shall not at any time exceed US$100,000,000; or

(b)                                  loans borrowed from other members of the Group or the procurement of entrustment loans to be advanced to other members of the Group.

18.4                  Disposals

Neither Obligor will, and the Guarantor will ensure that none of the Principal Subsidiaries will, (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of any part of its assets which (when all such disposals are aggregated) may reasonably be expected to have a material adverse effect on the Group taken as a whole.

18.5                  Financial covenants

(a)                           The Guarantor will procure that, at all times:

(i)                                      its Consolidated Borrowed Money does not exceed twice its Adjusted Consolidated Net Worth; and

(ii)                                   its Adjusted Consolidated Tangible Net Worth is not less than US$35,000,000.

(b)                           For the purposes of this Clause 18.5 (Financial covenants):

“Adjusted Consolidated Net Worth” means the aggregate of:

(i)            the amount paid up or credited as paid up on the issued share capital of the Guarantor; and

(ii)           the amount standing to the credit of the Guarantor’s consolidated reserves (including but not limited to any such balance on the additional paid-in capital and accumulated other comprehensive income), all as shown by the Latest Accounts, but:

(A)                               where the auditors’ report thereon is in any way qualified, there shall be deducted from the aggregate as aforesaid the amount which such auditors opine to be the difference between the actual amount shown in such Latest Accounts and the amount which such auditors consider, in their opinion, to present a fair view of the relevant entry in such Latest Accounts; and

(B)                               after (to the extent that the same has not been taken into account in such Latest Accounts) (I) deducting therefrom the amount attributable directly or indirectly to the Guarantor by which the Market Value of any asset is less than, and/or (II) adding thereto the amount attributable directly or indirectly to the Guarantor by which the Market Value of any asset is greater than, its book value in such Latest Accounts.

“Adjusted Consolidated Tangible Net Worth” means Adjusted Consolidated Net Worth less goodwill and other intangible assets other than goodwill and intangible assets included in the Market Value of any assets.

“Consolidated Borrowed Money” means the aggregate principal amount of bank and other debts as shown in the notes to the Latest Accounts.

“Latest Accounts” means the latest audited or unaudited consolidated accounts of the Group delivered to the Facility Agent pursuant to Clause 18.9 (Accounts - Group), or until the first set of such accounts is so delivered, the Original Financial Statements.

“Market Value” means:

(i)                                      the best price at which the relevant asset (other than shares falling within sub-paragraph (ii) below) is expected to be sold on the relevant date assuming:

(A)                               a willing seller;

(B)                               a reasonable period in which to negotiate the sale;

(C)                               values will remain static during the negotiation period;

(D)                               the asset will be freely exposed to the market; and

(E)                                there is no special purchaser; and

(ii)                                   in the case of shares in associated companies of the Guarantor and its Subsidiaries which are quoted on any stock exchange, the value of such shares having regard to the underlying net assets of such associated companies and the percentage holding of the Guarantor and its Subsidiaries in such associated companies, in each such case as reasonably determined by the Guarantor after deducting (or, where such Market Value is to result in an adjustment to the Latest Accounts, adjusting for) an estimate of the direct tax liabilities (if any) which would arise on the sale of such asset at such price computed solely by reference to such sale price and the cost price for tax purposes.

(c)                            If there occurs a breach of any provision of this Clause 18.5 (Financial Covenants) but that breach would not have occurred but for a change in the accounting standards from the accounting standards applicable to the Original Financial Statements (the “Original Accounting Standards”), then it shall be deemed not to be a breach of such provision of this Clause 18.5 (Financial Covenants) provided that the Guarantor delivers to the Facility Agent a written opinion from the auditors of the Guarantor opining on the relevant calculation of the Guarantor showing that such breach would not have occurred but for the relevant change in the accounting standards from the Original Accounting Standards. Such opinion from the auditors of the Guarantor shall be conclusive and binding on all Parties. In this paragraph, any relevant change in the accounting standards means a change in the generally accepted accounting principles in the US, but does not include any change in the accounting policies adopted by the Guarantor unless such change is solely caused by a change in the generally accepted accounting principles in the US.

18.6                  Events of Default

Each of the Borrower and the Guarantor will notify the Facility Agent of the occurrence of any Event of Default immediately upon becoming aware of it and will from time to time on request deliver to the Facility Agent a certificate signed by an Authorised Officer on its behalf confirming that, to the best of its knowledge and belief, no Event of Default has occurred or setting out details of any Event of Default and the action taken or proposed to be taken to remedy it.

18.7                  Preparation of accounts

The Guarantor will keep its books of account and prepare all accounts to be delivered by it under the Finance Documents in such manner that Clause 17.8 (Accounts - Group) would be complied with if applied to those accounts by Clause 17.14 (Times for making representations and warranties).

18.8                  Accounts — Borrower

The Borrower will deliver to the Facility Agent for distribution to the Banks in sufficient copies for each of the Banks, as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the year ended on 31 December 2015), its audited accounts as at the end of and for that financial year.

18.9                  Accounts — Group

(a)                           The Guarantor will deliver to the Facility Agent for distribution to the Banks in sufficient copies for each of the Banks, the following:

(i)            as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the year ended on 31 December 2015), the audited consolidated accounts of the Group as at the end of and for that financial year;

(ii)           as soon as available and in any event within 120 days after the end of the first six months of each of its financial years (beginning with the six months ending on 30 June 2016), the interim report of the Group as at the end of and for the relevant six months’ period; and

(iii)          at the same time as sent to its shareholders, any other document or information sent to its shareholders as such unless it is unlawful for such document or information to be delivered to any Finance Party, provided that, in each case, the Guarantor is deemed to have delivered or made available any such document to the Facility Agent and the Banks pursuant to or under this Clause if the relevant document is available on the website of the Guarantor or distributed to the public through a Regulatory Information Service.

(b)                           For the purpose of this Clause 18.9,

“AIM” means the AIM stock market operated by the London Stock Exchange.

“London Stock Exchange” means the London Stock Exchange Plc.

“Regulatory Information Service” means a service approved by the London Stock Exchange for the distribution to the public of AIM announcements and included within the list maintained on the official website of the London Stock Exchange.

18.10           Other information

Each of the Borrower and the Guarantor will promptly deliver to the Facility Agent for distribution to the Banks such information relating to its financial condition or operations as the Facility Agent, acting on behalf of the Majority Banks, may from time to time reasonably request except for such information as is customarily and reasonably regarded by the Borrower or, as the case may be, the Guarantor as confidential.

19.                         DEFAULT

19.1                  Events of Default

If at any time and for any reason any of the events set out in Clauses 19.2 (Non-payment) to 19.14 (Analogous Events) (inclusive) occurs then, at any time any such event is continuing the Facility Agent may and, if so instructed by the Majority Banks, shall by notice to the Borrower declare that an Event of Default has occurred provided that in the case of any Subsidiaries of the Guarantor (other than the Borrower) no such event shall be an Event of Default unless such event is, in the opinion of the Facility Agent, acting on the instructions of the Majority Banks, materially prejudicial to the interests of the Banks.

19.2                  Non-payment

The Borrower does not pay in the manner provided in the relevant Finance Document, failing whom the Guarantor does not pay in the manner provided in this Agreement:

(a)                                 any principal under any Finance Document to which it is a party when due;

(b)                                 any interest payable under any Finance Document to which it is a party within five Business Days of its due date; or

(c)                                  any other sum payable under any Finance Document to which it is a party on or within 15 days of its due date.

19.3                  Breach of warranty

Any representation, warranty or statement by an Obligor in any Finance Document to which it is party or in any document delivered under it is not complied with or is or proves to have been incorrect in any material respect when made or if it had been made or deemed to be made on any later date by reference to the circumstances then existing, would have been incorrect in any material respect on that later date (such as would have a material adverse effect on it) and, if in the opinion of the Facility Agent acting upon the instructions of the Majority Banks (acting reasonably), that incorrect representation or warranty is capable of remedy and has not, in the opinion of the Facility Agent acting upon the instructions of the Majority Banks (acting reasonably), been remedied within 30 Business Days after notice of that default has been given to it by the Facility Agent (or such longer period as the Facility Agent, acting upon the instructions of the Majority Banks, may permit).

19.4                  Breach of undertaking

An Obligor does not perform or comply with any one or more of its obligations under Clauses 18.3 (Negative pledge — Guarantor and Subsidiaries).

19.5                  Breach of other obligations

An Obligor does not perform or comply with any one or more of its other obligations under any Finance Document (other than those referred to in Clause 19.2 (Non-payment) or 19.4 (Breach of Undertaking)) to which it is a party (such as would have a material adverse effect on it) and, if in the opinion of the Facility Agent, acting upon the instructions of the Majority Banks, that default is capable of remedy, it is not in the opinion of the Facility Agent, acting upon the instructions of the Majority Banks, remedied within 30 days after notice of that default has been given to it by the Facility Agent (or such longer period as the Facility Agent, acting upon the instructions of the Majority Banks, may permit).

19.6                  Cross acceleration

At any time any Indebtedness of the Borrower, the Guarantor or any Principal Subsidiary in respect of Borrowed Money owed to a bank or financial institution having an aggregate outstanding principal amount at that time of not less than HK$250,000,000 or its equivalent in any other currency or currencies converted at any date is accelerated by such bank or financial institution:

(a)                                 as a result of it being not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness;

(b)                                 as a result of it becoming due and payable before its normal maturity by reason of a default or event of default, however described; or

(c)                                  in the case of a contingent obligation or obligation as surety, as a result of it or the Indebtedness to which it relates becoming due and payable by reason of a default or event of default (however described) of the Borrower, the Guarantor or the Principal Subsidiary unless the Facility Agent, acting upon the instructions of the Majority Banks, is satisfied that the same is being contested in good faith by the Borrower, the Guarantor or the Principal Subsidiary.

However, the above is not applicable to any secured Indebtedness incurred for secured project financing or secured limited recourse financing if such Indebtedness is not guaranteed by the Borrower, the Guarantor or a Principal Subsidiary.

19.7                  Insolvency

An Obligor or any Principal Subsidiary becomes insolvent and is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its Indebtedness (or of any part of its Indebtedness which it will or might otherwise be unable to pay when due) or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the Indebtedness of the Obligors and their Subsidiaries taken as a whole.

19.8                  Enforcement proceedings

A distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any material part of the assets of an Obligor or any Principal Subsidiary and is not discharged or stayed within 30 days (or such longer period as the Majority Banks may permit).

19.9                  Encumbrance enforceable

Any present or future encumbrance on or over all or any material part of the assets of an Obligor or any Principal Subsidiary becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar officer) is taken to enforce that encumbrance.

19.10           Dissolution

Any bona fide step is taken by any person for the dissolution of an Obligor or any Principal Subsidiary (except for the purpose of and followed by a reconstruction, amalgamation or reorganisation on terms approved by the Majority Banks before that step is taken and in the case of any such Principal Subsidiary of the Guarantor where such dissolution is of a solvent Principal Subsidiary).

19.11           Corporate restructuring

Otherwise than with the prior written approval (such approval not to be unreasonably withheld or delayed) of the Majority Banks, any step is taken by any person with a view to an Obligor being involved in a merger, takeover, reconstruction, amalgamation, reorganisation, scheme of arrangement or any other similar arrangement applicable under the laws of the jurisdiction of incorporation of that Obligor the completion of which would result in a material adverse effect on that Obligor.

19.12           Nationalisation

Any agency of any state seizes, compulsorily acquires, expropriates or nationalises all or a material part of the:

(a)                                 assets of an Obligor (being assets which are material in relation to the assets of that Obligor taken as a whole) without reasonable compensation for such action being offered; or

(b)                                 shares in the capital of any Obligor,

and such seizure, compulsory acquisition, expropriation or nationalisation continues for a period of more than 30 days.

19.13           Guarantee

The guarantee of the Guarantor under this Agreement is not (or is claimed by an Obligor not to be) in full force and effect.

19.14           Analogous events

Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in Clauses 19.7 (Insolvency) or 19.8 (Enforcement proceedings), and such event, if capable of remedy, is not remedied to the satisfaction of the Majority Banks, within 30 days of its occurrence.

19.15           Acceleration

At any time after making a declaration under Clause 19.1 (Events of Default) and while any event mentioned in Clauses 19.2 (Non-payment) to 19.14  (Analogous events) (inclusive) is continuing the Facility Agent may and, if so instructed by the Majority Banks, shall by notice to the Borrower declare:

(a)                                 the Total Commitments to be cancelled, whereupon they shall be cancelled; and/or

(b)                                 all or part of the Loans together with accrued interest and all other amounts accrued under the Finance Documents to be immediately due and payable, whereupon they shall become immediately due and payable;

(c)                                  all or part of the Loans and all monies owing (whether actually or contingently) under all Finance Documents in relation to those Loans to be payable on demand, whereupon they shall immediately become payable on demand; and/or

(d)                                 exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Any declaration under this Clause 19.15 (Acceleration) may only be made after a declaration under Clause 19.1 (Events of Default) but may be made in the same notice as (but following) a declaration under Clause 19.1 (Events of Default).

20.                         THE FACILITY AGENT AND THE BANKS

20.1                  Appointment and duties of the Facility Agent

(a)                           Each of the Finance Parties (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each of the Finance Parties (other than the Facility Agent) irrevocably authorises the Facility Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions.

(c)                            The Facility Agent has only those duties which are expressly specified in the Finance Documents, and those duties are solely of a mechanical and administrative nature.

20.2                  Relationship

The relationship between the Facility Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Facility Agent as trustee or fiduciary for any other Party or any other person and the Facility Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

20.3                  Majority Banks’ directions

(a)                           The Facility Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in this Agreement. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Facility Agent may act as it considers to be in the best interests of all the Banks.

(b)                           The Facility Agent may decline to take any action except upon the written directions of the Majority Banks and the Facility Agent may obtain a ratification by the Majority Banks of any action taken by it under this Agreement. In each case the Facility Agent shall have no liability to any of the Banks for any action taken by it upon the direction of the Majority Banks or if such action is ratified by the Majority Banks.

(c)                            The Facility Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

20.4                  Delegation

The Facility Agent may act under the Finance Documents through its personnel and agents.

20.5                  Responsibility for documentation

The Facility Agent is not responsible to any other Party for:

(a)                                 the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)                                 the collectability of amounts payable under any Finance Document;

(c)                                  the performance by each Obligor of its obligations under the Finance Documents; or

(d)                                 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

20.6                  Default

(a)                           The Facility Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Facility Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Facility Agent:

(i)            receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)           is aware of the non-payment of any principal or interest or any fee payable to a Bank under this Agreement,

it shall promptly notify the Banks.

(b)                           The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

20.7                  Exoneration

(a)                           Without limiting paragraph (b) below, the Facility Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by the gross negligence or wilful misconduct of the Facility Agent or any of their officers, employees or agents.

(b)                           No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

20.8                  Reliance

The Facility Agent may:

(a)                                 rely on any notice or document reasonably believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)                                  engage, pay for and rely on legal or other professional advisers selected by it (including those in the Facility Agent’s employment and those representing a Party other than the Facility Agent).

20.9                  Credit approval and appraisal

Without affecting the responsibility of each Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)                                 has made its own independent investigation and assessment of the financial condition, status, nature and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Facility Agent in connection with any Finance Document; and

(b)                                 will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

20.10           Information

(a)                           The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)                           The Facility Agent shall promptly supply a Bank with a copy of each document (save for any Fee Letter) received by the Facility Agent under Clause 4 (Conditions Precedent) upon the request and at the expense of that Bank.

(c)                            Except where this Agreement specifically provides otherwise, the Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)                           Except as provided above, the Facility Agent has no duty:

(i)            either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition, status, nature or affairs of the Obligors or of their respective related entities whether coming into its possession before, on or after the Agreement Date; or

(ii)           unless specifically requested to do so by a Bank in accordance with a Finance Document and at the expense of that Bank, to request any certificates or other documents from the Obligors.

20.11           The Facility Agent individually

(a)                           If it is also a Bank, the Facility Agent has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Facility Agent.

(b)                           The Facility Agent may:

(i)            accept deposits from, lend money to and generally engage in any kind of banking, trust, advisory or other business with an Obligor or its related entities;

(ii)           act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)          retain any fees, profits or remuneration in connection with its activities under the Finance Documents or in relation to any of the foregoing without liability to account therefor to any Bank.

(c)                            In acting as the Facility Agent, the agency division of the Facility Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be deemed to be information possessed by the Facility Agent in its capacity as such.

20.12           Indemnities

(a)                           Without limiting the liability of each Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Facility Agent for its proportion of any cost, expense, liability or loss incurred by any of them in any way relating to or arising out of its acting as the Facility Agent, except to the extent that the liability or loss arises directly from the Facility Agent’s gross negligence or wilful misconduct.

(b)                           A Bank’s proportion of the liability set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bears to all of the Loans on the date of the demand. However, if there is no Loan outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)                            The Borrower shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

20.13           Compliance

(a)                           The Facility Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)                           Without limiting paragraph (a) above, the Facility Agent need not disclose any information relating to an Obligor or any of its related entities if the disclosure might, in the opinion of the Facility Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

20.14           Resignation of the Facility Agent

(a)                           Notwithstanding its irrevocable appointment, the Facility Agent may resign by giving not less than 30 days’ notice to the Banks and the Borrower, in which case the Facility Agent may forthwith appoint one of its Affiliates as successor Facility Agent or, failing that, the Majority Banks may appoint a successor Facility Agent.

(b)                          If the appointment of a successor Facility Agent is to be made by the Majority Banks but they have not, within 20 days after notice of resignation, appointed a successor Facility Agent which accepts the appointment, the Facility Agent may appoint a successor Facility Agent.

(c)                            The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only upon the successor Facility Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term “Facility Agent” will mean the successor Facility Agent. Upon the acceptance of any appointment by a Facility Agent under this Agreement of a successor Facility Agent, such successor Facility Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Facility Agent which, subject to paragraph (d) below, shall be discharged from its duties and obligations under this Agreement.

(d)                           The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under this Agreement.

(e)                            Upon its resignation becoming effective, this Clause 20 (The Facility Agent and the Banks) shall continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f)                             The Facility Agent shall resign in accordance with paragraph (a) above if, on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents:

(i)                                      the Facility Agent fails to respond to a request under Clause 11.5 (FATCA Information) and the Borrower or a Bank reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                                   the information supplied by the Facility Agent pursuant to Clause 11.5 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                                the Facility Agent notifies the Borrower and the Banks that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Bank reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Bank, by notice to the Facility Agent, requires it to resign.

20.15           Facility Office

The Facility Agent may treat each Bank entitled to payments under the Finance Documents as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Bank to the contrary or a Novation Certificate pursuant to Clause 27.3 (Procedure for novations) or another notice of assignment or transfer satisfactory to it.

21.                         FEES

21.1                  Upfront fee

The Borrower shall pay to the Facility Agent for the account of each Original Bank an upfront fee in the amount and at the time agreed in the applicable Fee Letter.

21.2                  Agency fee

The Borrower shall pay to the Facility Agent for its own account an agency fee in the amount and at the times agreed in the applicable Fee Letter.

21.3                  Commitment fee

(a)                           The Borrower shall pay to the Facility Agent for the account of each Bank a commitment fee computed at the rate of 0.25 per cent. per annum on the daily undrawn, uncancelled amount of that Bank’s Tranche B Commitment from the Agreement Date to and including the last day of the Availability Period of the Tranche B Facility.

(b)                           Accrued commitment fee is payable quarterly in arrears. Accrued commitment fee is also payable to the Facility Agent for a Bank on the amount of its Tranche B Commitment cancelled in accordance with the terms of this Agreement on the date such Tranche B Commitment is cancelled.

22.                         EXPENSES

22.1                  Initial and special costs

The Borrower shall, within five Business Days of demand, pay to the Facility Agent the amount of all reasonable costs and expenses (including legal fees but excluding travelling expenses) incurred by it in connection with:

(a)                                  the negotiation, preparation, printing and execution of:

(i)                                  this Agreement and any other documents referred to in this Agreement; and

(ii)                               any other Finance Document (other than a Novation Certificate) executed after the Agreement Date;

(b)                                  any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document; and

(c)                                   any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document,

as agreed between the Borrower and the Facility Agent in writing prior to the incurrence of such costs and expenses.

22.2                  Enforcement costs

The Borrower shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:

(a)                                  in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)                                  in investigating any possible Default.

23.                         STAMP DUTIES

The Borrower shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document (other than a Novation Certificate).

24.                         INDEMNITIES

24.1                  Currency indemnity

(a)                           If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

(i)                                      that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)                                   if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, that Obligor shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)                                that Obligor shall pay to the Finance Party concerned forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b)                           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2                  Other indemnities

The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)                                  the occurrence of any Event of Default;

(b)                                  the operation of Clause 19.15 (Acceleration);

(c)                                   Clause 30 (Pro Rata Sharing) with respect to amounts owing under the Finance Documents; or

(d)                                  a Loan (or part of a Loan) drawn by the Borrower not being prepaid in accordance with a notice of prepayment under this Agreement or a Loan not being made after the Borrower has delivered a valid and effective Request (other than by reason of negligence or default by that Finance Party) for that Loan.

The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under the Finance Documents, any amount repaid or prepaid or the Loans.

25.                         EVIDENCE AND CALCULATIONS

25.1                  Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

25.2                  Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3                  Calculations

Interest (including default interest) accrues from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 365 days.

26.                         AMENDMENTS AND WAIVERS

26.1                  Procedure

(a)                           Subject to Clause 26.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement in writing of the Obligors, the Majority Banks and the Facility Agent. The Facility Agent may effect, on behalf of the Banks, an amendment or waiver to which this paragraph applies.

(b)                           The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

(c)                            The share in any Loan, any undrawn Commitment or any Commitment of any Bank which does not reply to a request for consent, waiver or amendment in respect of any Finance Document within 10 Business Days of a request being made shall not be included for the purpose of determining whether the required proportion of Banks have agreed.

26.2                  Exceptions

(a)                           An amendment or waiver which relates to:

(i)                                      the definition of “Majority Banks” in Clause 1.1 (Definitions);

(ii)                                   an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents (including the Margin);

(iii)                                a change in the interest rate or the mechanism for determining the interest rate;

(iv)                               an increase in a Bank’s Commitment;

(v)                                  an extension of the Availability Period or the Final Maturity Date;

(vi)                               the incorporation of additional Borrower, a change in the Borrower or the Guarantor or the release of the Guarantor’s obligations under Clause 16 (Guarantee);

(vii)                            a change in the governing law of any Finance Document;

(viii)                         a term of a Finance Document which expressly requires the consent of all Banks; or

(ix)                               Clause 2.3 (Nature of a Finance Party’s rights and obligations), Clause 30 (Pro Rata Sharing), Schedule 2 (Conditions Precedent Documents) or this Clause 26 (Amendments and Waivers), may not be effected without the consent of each Bank.

(b)                           An amendment or waiver which affects the rights and/or obligations of the Facility Agent may not be effected without the agreement of the Facility Agent.

26.3                  Replacement of Bank

(a)                           If at any time any Bank becomes a Non-Consenting Bank, the Borrower may, with ten Business Days’ prior written notice to the Facility Agent and such Bank, replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 27.2 (Transfers by Banks) all (and not part only) of its rights and obligations under this Agreement to a Replacement Bank.

(b)                           On receipt of a notice under paragraph (a) above, the Non-Consenting Bank must transfer all of its rights and obligations under this Agreement:

(i)                                      in accordance with Clause 27.2 (Transfers by Banks);

(ii)                                   on the date specified in the notice;

(iii)                                to the Replacement Bank specified in the notice; and

(iv)                               for a purchase price equal to the aggregate of:

(a)                                  the Non-Consenting Bank’s share in the outstanding Loans; and

(b)                                  all accrued interest, fees and other amounts payable to the Non-Consenting Bank under this Agreement as at the transfer date.

26.4                  Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)                                  may be exercised as often as necessary;

(b)                                  are cumulative and not exclusive of its rights under the general law; and

(c)                                   may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

27.                         CHANGES TO THE PARTIES

27.1                  Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

27.2                  Transfers by Banks

(a)                           Subject to paragraph (k) below,  a Bank (the “Existing Bank”) may at any time assign, transfer or novate its Commitment and/or rights and/or obligations under this Agreement to another bank or financial institution (the “New Bank”) in whole or in part (but if in part, in a minimum aggregate amount of HK$10,000,000. The prior consent of the Borrower is required for any assignment, transfer or novation under this Clause 27.2 (Transfers by Banks), unless:

(i)                                      the New Bank is another Bank or an Affiliate of a Bank; or

(ii)                                   an Event of Default is continuing.

(b)                           A transfer of obligations will be effective only if either:

(i)                                      the obligations are novated in accordance with Clause 27.3 (Procedure for novations); or

(ii)                                   the New Bank confirms to the Facility Agent and the Obligors that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c)                            The Facility Agent is not obliged to give effect to an assignment or transfer until it has completed to its satisfaction all know your customer requirements in relation to the New Bank. The Facility Agent must promptly notify the Existing Bank and the New Bank if there are any such requirements.

(d)                           Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation and it retains the voting rights attached to that obligation.

(e)                            On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of HK$20,000.

(f)                             An Existing Bank is not responsible to a New Bank for:

(i)                                      the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)                                   the collectability of amounts payable under any Finance Document; or

(iii)                                the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(g)                            Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)                                      has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)                                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(h)                           Nothing in any Finance Document obliges an Existing Bank to:

(i)                                      accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause 27 (Changes to the Parties); or

(ii)                                   support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(i)                               Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(j)                              If a Bank merges with any other person by universal succession or otherwise and that Bank is not the succeeding entity after the merger, that Bank shall, at its own cost, within 45 days of that merger becoming effective, furnish or procure to be furnished to the Facility Agent:

(i)                                      a legal opinion (or a certified true copy of a legal opinion) issued by qualified legal counsel practising law in its jurisdiction of incorporation confirming that all or a substantial part of that Bank’s assets, rights, liabilities and obligations have been duly transferred to or vested in the succeeding entity and that that succeeding entity has succeeded to all relationships of that Bank as if those assets, rights, liabilities and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(ii)                                   an original or certified true copy of a written confirmation issued by either the Facility Agent’s legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as the agent of the Finance Parties under this Agreement) that the laws of Hong Kong and the laws of the jurisdiction in which the Facility Office of that Bank is located, recognise such merger by universal succession or otherwise under the relevant foreign laws, whereupon a transfer and novation of all that Bank’s rights and obligations under this Agreement to its succeeding entity shall have been, or be deemed to have been, duly effected as at the effective date of the said merger. If a Bank does not comply with the requirements under this paragraph, the Facility Agent may decline to recognise the succeeding entity and require the relevant Bank and its succeeding entity to sign and deliver a Novation Certificate to the Facility

Agent in accordance with Clause 27.3 (Procedure for novations) or to provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Facility Agent’s legal counsel (any legal costs so incurred shall be borne by the relevant Bank)) in order to establish that all rights and obligations of the relevant Bank under this Agreement have been transferred to and assumed by the succeeding entity.

(k)                           Any assignment, transfer or novation of part of the undrawn Tranche B Commitment of any Bank or such Bank’s participations in the Tranche B Loans must be a pro rata assignment, transfer or novation of both the applicable undrawn Tranche B Commitment and the existing participations of such Bank in the Tranche B Loans.

27.3                  Procedure for novations

(a)                           A novation is effected if:

(i)                                      the Existing Banks or Existing Bank (as applicable) and the New Banks or New Bank (as applicable) deliver to the Facility Agent, at least five Business Days before the date specified in such agreement or certificate (or such a shorter time period as may be agreed by the Facility Agent) for the purposes of paragraph (c) below a duly completed certificate, substantially in the form of Schedule 5 (Form of Novation Certificate) (a “Novation Certificate”); and:

(ii)                                   the Facility Agent executes the Novation Certificate.

(b)                           Each Party (other than Existing Bank and the New Bank) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf.

(c)                            To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)                                      the Existing Bank and the other Parties (the “existing Parties”) will be released from their obligations to each other (the “discharged obligations”);

(ii)                                   the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)                                the rights of the Existing Bank against the existing Parties and vice versa (the “discharged rights”) will be cancelled; and

(iv)                               the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Facility Agent or, if later, the date specified in the Novation Certificate.

27.4                  No additional liability

If an assignment, transfer or novation of or with respect to all or any part of the rights and/or obligations of a Bank under this Agreement pursuant to this Clause 27 (Changes to the Parties)

is made or a change in Facility Office of a Bank pursuant to the terms of this Agreement is effected which results (or would but for this Clause 27 (Changes to the Parties) result) in amounts becoming payable under Clause 11 (Taxes) or Clause 13 (Increased Costs) then (a) the Bank concerned shall be entitled to receive these amounts only to the extent that it (or, as the case may be, the transferring Bank) would have been entitled to claim and receive those amounts had the assignment, transfer or novation or change in Facility Office not occurred and (b) the Obligor concerned shall not be obliged to pay these amounts to the extent that it would not have been obliged to pay those amounts had the assignment, transfer or novation or change in Facility Office not occurred.

27.5                  Register

The Facility Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request provided that if that register is requested by a Bank, the Facility Agent is not obliged to disclose the register to that Bank without the prior written consent of the other Banks.

28.                         DISCLOSURE OF INFORMATION

The Facility Agent or a Bank may disclose to any of its Affiliates or any court, tribunal, supervisory, governmental or regulatory authority to which it is subject pursuant to a request by that court, tribunal or regulatory authority or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement or to its professional advisors or to any person as required in connection with any legal or arbitration proceedings in connection with the Finance Documents or to any other person with the prior written consent of the Borrower:

(a)                                  a copy of any Finance Document; and

(b)                                  any information which the Facility Agent or that Bank has acquired under or in connection with any Finance Document except for such information as the Obligor in disclosing such information to the Facility Agent or that Bank shall have certified in writing to be confidential to the Facility Agent or that Bank, as the case may be.

29.                         SET-OFF

A Finance Party may set off any matured obligation owed by an Obligor under any Finance Document (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

30.                         PRO RATA SHARING

30.1                  Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 10 (Payments) (a “recovery”), then:

(a)                                  the recovering Finance Party shall, within three Business Days of receipt of the recovery, notify details of the recovery to the Facility Agent;

(b)                                  the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 10 (Payments);

(c)                                   subject to Clause 30.3 (Exceptions), the recovering Finance Party shall within three Business Days of demand by the Facility Agent pay to the Facility Agent an amount (the “redistribution”) equal to the excess;

(d)                                  the Facility Agent shall treat the redistribution as if it were a payment by that Obligor under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

(e)                                   after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

30.2                  Reversal of redistribution

If under Clause 30.1 (Redistribution):

(a)                                  a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)                                  the recovering Finance Party has paid a redistribution in relation to that recovery or other amount measured by reference to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon, the subrogation in paragraph (e) of Clause 30.1 (Redistribution) will operate in reverse to the extent of the reimbursement.

30.3                  Exceptions

(a)                           A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution pursuant to paragraph (e) of Clause 30.1 (Redistribution).

(b)                           A Finance Party is not entitled to share in a redistribution if the recovery results from legal proceedings taken by the recovering Finance Party and that Finance Party had a legal right to but did not join in those proceedings after having been given reasonable opportunity to do so and did not commence and diligently pursue a separate action to enforce its rights under the Finance Documents.

(c)                            This Clause 30 (Pro Rata Sharing) does not apply to any amount received by a Finance Party under any contractual arrangement referred to in Clause 27 (Changes to the Parties).

31.                         SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                  the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)                                  the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

32.                         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.                         NOTICES

33.1                  Giving of notices

Save for any notice to the Borrower under Clause 19.15 (Acceleration) which must be given by letter, all notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)                                  if by letter, when delivered; and

(b)                                  if by facsimile, when received with a full transmission report.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

33.2                  Addresses for notices

(a)                           The address and facsimile number of each Party (other than the Facility Agent, the Guarantors and the Borrower) for all notices under or in connection with the Finance Documents are:

(i)                                      those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party; or

(ii)                                   any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days’ notice.

(b)                           The address and facsimile number of the Facility Agent are:

Bank of America, N.A.

19th Floor, Tower 2, Kowloon Commerce Centre, 51 Kwai Cheong Road, Kwai Chung, Kowloon, Hong Kong

Attention:                Susana Yen / Elsa Chung
Facsimile:                (852) 3508 2960 / (852) 3508 2961

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)                            The address and facsimile number of the Borrower is:

Room 2108, 21/F, Hutchison  House, 10 Harcourt Road, Hong Kong

Attention:                Mr. Christian Hogg
Facsimile:                (852) 2121 8281

or such other as the Borrower may notify to the Facility Agent by not less than five Business Days’ notice.

(d)                           The address and facsimile number of the Guarantor is:

Room 2108, 21/F, Hutchison  House, 10 Harcourt Road, Hong Kong

Attention:                Mr. Christian Hogg
Facsimile:                (852) 2121 8281

with a concurrent copy to:

22/F, Hutchison House, 10 Harcourt Road
Hong Kong

Attention:                Company Secretary
Facsimile:                (852) 2128 7188

or such other as the Guarantor may notify to the Facility Agent by not less than five Business Days’ notice.

(e)                            All notices from or to an Obligor shall be sent through the Facility Agent. All notices to the Borrower shall be copied to the Guarantor.

(f)                             The Facility Agent shall, promptly upon request from any Party, give to that Party the address or fax number of any other Party applicable at the time for the purposes of this Clause 33 (Notices).

34.                         LANGUAGE

(a)                           Any notice given under or in connection with any Finance Document shall be in English.

(b)                           All other documents provided under or in connection with any Finance Document shall be:

(i)                                      in English; or

(ii)                                   if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

35.                         GOVERNING LAW

This Agreement is governed by and construed in accordance with Hong Kong law.

36.                         JURISDICTION

36.1                  Submission

Each Party to this Agreement agrees that the courts of Hong Kong have jurisdiction to settle any disputes arising out of or in connection with this Agreement and accordingly submits to the non-exclusive jurisdiction of the Hong Kong courts.

36.2                  Forum conveniens and enforcement abroad

Each Party to this Agreement:

(a)                                  waives objection to the Hong Kong courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)                                  agrees that a judgment or order of a Hong Kong court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

36.3                  Non-exclusivity

Nothing in this Clause 36 (Jurisdiction) limits the right of any Party to this Agreement to bring proceedings against any other Parties to this Agreement in connection with this Agreement:

(a)                                  in any other court of competent jurisdiction; or

(b)                                  concurrently in more than one jurisdiction.

36.4                  Service of process

(a)                           The Guarantor irrevocably appoints the Borrower at its registered address in Hong Kong for the time being (which as at the Agreement Date is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong), as its agent under the Finance Documents for service of process in any proceedings before the Hong Kong courts.

(b)                           If the person appointed as process agent is unable for any reason to act as agent for service of process for the Guarantor, the Guarantor must  within five Business Days of request by the Facility Agent, (i) appoint another person as its agent for this purpose or (ii) notify the Facility Agent of the address of a place where it carries on business in Hong Kong to accept service of process. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)                            The Guarantor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)                           This Clause 36.4 does not affect any other method of service allowed by law.

(e)                            The Borrower expressly agrees and consents to the provisions of Clause 35 (Governing Law) and this Clause 36 (Jurisdiction) and agrees to its appointment as process agent under paragraph (a) above.

37.                         ENTIRE AGREEMENT

This Agreement and the other Finance Documents constitute the entire agreement and understanding of the Parties with respect to the obligations of the Parties under this Agreement and the other Finance Documents and supersedes any previous agreement, whether express or implied, regarding the obligations of the Parties under this Agreement and the other Finance Documents. Each of the Parties acknowledges that in entering into the Finance Documents, it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement or the other Finance Documents) and waives all rights and remedies which might otherwise be available to it in respect thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
BANKS AND COMMITMENTS

Name of Original Bank	Tranche A Commitments
Bank of America, N.A.	HK$	78,000,000
Deutsche Bank AG, Hong Kong Branch	HK$	78,000,000

Total Tranche A Commitments	HK$	156,000,000

Name of Original Bank	Tranche B Commitments
Bank of America, N.A.	HK$	156,000,000
Deutsche Bank AG, Hong Kong Branch	HK$	156,000,000

Total Tranche B Commitments	HK$	312,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.                                A certificate of an Authorised Officer of each Obligor dated no earlier than the Agreement Date and substantially in the form of the Authorised Officer’s Certificate set out in Schedule 3 (Form of Authorised Officer’s Certificate) (Part I) in the case of the Borrower, or Schedule 3 (Form of Authorised Officer’s Certificate) (Part II) in the case of the Guarantor, inter alia:

(a)                                  having attached to it copies of:

(i)                                  the constitutional documents of that Obligor;

(ii)                               (in the case of the Borrower) a copy of an extract of the written resolutions of its board of directors and (in the case of the Guarantor) a copy of an extract of the minutes of the meeting of its board of directors, in each case:

(A)                            (approving or ratifying as the case may be) the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes those Finance Documents;

(B)                            authorising a specified person or persons to execute each Finance Document to which it is a party on its behalf; and

(C)                            authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents, and certifying that each such copy document attached thereto is correct, complete and in full force and effect as at a date no earlier than the Agreement Date; and

(b)                                  including specimen(s) of the signature(s) of each person authorised by the resolutions referred to in paragraph (a)(ii) above.

2.                                A duplicate of each Fee Letter signed by way of acceptance of its terms on behalf of the Borrower.

3.                                A legal opinion of Linklaters, Hong Kong law legal advisers to the Facility Agent, addressed to the Finance Parties.

4.                                A legal opinion of Harneys, Cayman Islands law legal advisers to the Facility Agent, addressed to the Finance Parties.

5.                                An original of the letter of awareness, substantially in the form agreed between the Parties prior to the date of this Agreement, duly executed by CK Hutchison Holdings Limited.

6.                                Evidence that all fees, costs and expenses due from the Borrower (to the extent payable on such date) have been or will be paid on or before the first Drawdown Date.

7.                                A copy of the Original Financial Statements.

SCHEDULE 3
FORM OF AUTHORISED OFFICER’S CERTIFICATE

PART I
HUTCHISON CHINA MEDITECH (HK) LIMITED

AUTHORISED OFFICER’S CERTIFICATE

To:                             Bank of America, N.A.
as facility agent for the Banks
defined in the Agreement (as defined below)
(the “Facility Agent”)

[DATE]

I, [                   ], being a director of Hutchison China MediTech (HK) Limited, a company incorporated and registered in Hong Kong, (the “Company”), refer to the HK$468,000,000 facility agreement (the “Agreement”) dated [                   ] and made between (1) the Company as borrower (2) Hutchison China MediTech Limited as guarantor, (3) the financial institutions named therein as Original Banks (the “Banks”), and (4) the Facility Agent. Terms defined in the Agreement, unless otherwise defined herein, shall have the same meanings when used in this Certificate. I hereby certify that:

1.                                The copies of the documents relating to the Company and referred to in Schedule 2 (Conditions Precedent Documents) to the Agreement namely, the documents listed below which are attached to this Certificate are true, correct and complete copies of the originals and are in full force and effect as at today’s date:

(a)                                  the articles of association of the Company;

(b)                                  the Certificate of Incorporation of the Company dated 17 March 2000;

(c)                                   the Certificates of Incorporation on Change of Name dated 19 April 2000, 9 August 2000 and 6 January 2006; and

(d)                                  an extract dated [                   ] of the written resolutions of the board of directors of the Company passed on [                   ] (the “Directors Resolutions”).

2.                                The Directors Resolutions have not been revoked or superseded and are in full force and effect as at the date of this Certificate.

3.                                The persons listed in the attached Annexure I occupy the positions stated against their respective names (and were occupying those positions on the Agreement Date) and each one of them has in the Directors Resolutions been authorised to sign the Finance Documents to which the Company is a party and all other documents in connection with those Finance Documents (other than the Request) and the signatures appearing opposite their names are their specimen signatures.

4.                                The persons listed in the attached Annexure II occupy the positions stated against their respective names (and were occupying those positions on the Agreement Date) and have in the Directors Resolutions been authorised to sign the Request for and on behalf of the Company in the manner set out in the Directors Resolutions and their signatures appearing opposite their names are their specimen signatures.

5.                                You may assume that this Certificate remains true and correct up until the date of the first Request, unless we notify you to the contrary in writing.

For and on behalf of

HUTCHISON CHINA MEDITECH (HK) LIMITED

[Director]

[Attachments:       Annexure I and Annexure II]

PART II
HUTCHISON CHINA MEDITECH LIMITED

AUTHORISED OFFICER’S CERTIFICATE

To:                             Bank of America, N.A.
as facility agent for the Banks
defined in the Agreement (as defined below)
(the “Facility Agent”)

[DATE]

I, [                   ], [a Director]/[the Company Secretary] of Hutchison China MediTech Limited, a company incorporated and registered in the Cayman Islands (the “Company”), refer to the HK$468,000,000 facility agreement (the “Agreement”) dated [                   ] and made between (1) Hutchison China MediTech (HK) Limited as Borrower (the “Borrower”), (2) the Company as Guarantor, (3) the financial institutions named therein as Original Banks (the “Banks”), and (4) the Facility Agent. Terms defined in the Agreement shall have the same meanings when used in this Certificate. I hereby certify that:

1.                                The copies of the documents referred to in Schedule 2 (Conditions Precedent Documents) to the Agreement namely, the documents listed below which are attached to this Certificate are true, correct and complete copies of the originals and are in full force and effect as at today’s date:

(a)                                  the Memorandum and Articles of Association of the Company;

(b)                                  the Certificate of Incorporation of the Company dated 18 December 2000;

(c)                                   the Certificate of Incorporation on Change of Name of the Company dated 4 August 2005; and

(d)                                  a certified extract dated [                   ] of the minutes of the meeting of the board of directors of the Company held on [                   ] (the “Directors Resolutions”);

2.                                The Directors Resolutions have not been revoked or superseded and are in full force and effect as at the date of this Certificate.

3.                                The persons listed in the attached Annexure I occupy the positions stated against their respective names (and were occupying those positions on the date the Agreement was signed) and that any one of them has in the Directors Resolutions been authorised to sign the Finance Documents to which the Company is a party and all other documents in connection with those Finance Documents and the signatures appearing opposite their names are their true specimen signatures.

4.                                You may assume that this Certificate remains true and correct up until the date of the first Request, unless we notify you to the contrary in writing.

For and on behalf of

HUTCHISON CHINA MEDITECH LIMITED

[                   ]
[Director] [Company Secretary]

[Attachments:       Annexure I]

SCHEDULE 4
FORM OF REQUEST

To:                             BANK OF AMERICA, N.A. as Facility Agent

From:               HUTCHISON CHINA MEDITECH (HK) LIMITED

Date:      [                   ]

HK$468,000,000 Facility Agreement
dated [                   ] (the “Facility Agreement”)

1.                                We in our capacity as Borrower under the Facility Agreement wish to borrow a Tranche [A/B] Loan under the Facility Agreement as follows:

(a)	Drawdown Date:	[ ]

(b)	Amount:	[ ]

(c)	Interest Period:	[ ]

(d)	Payment Instructions:	[ ].

2.                                We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Request.

3.                                This Request is irrevocable.

HUTCHISON CHINA MEDITECH (HK) LIMITED

By:

[                   ]
Authorised Signatory

SCHEDULE 5
FORM OF NOVATION CERTIFICATE

To:          BANK OF AMERICA, N.A. as Facility Agent

From:     [THE EXISTING BANK] and [THE NEW BANK]

Date: [                   ]

HK$468,000,000 Facility Agreement
dated [                   ] (the “Facility Agreement”)

We refer to Clause 27.3 (Procedure for novations) of the Facility Agreement.

1.                                We [                   ] (the “Existing Bank”) and [                   ] (the “New Bank”) agree to the Existing Bank and the New Bank novating the Existing Bank’s Commitment (or part) and/or rights and obligations referred to in the Schedule in accordance with Clause 27.3 (Procedure for novations) of the Facility Agreement.

2.                                The specified date for the purposes of paragraph (c) of Clause 27.3 (Procedure for novations) of the Facility Agreement is [date of novation] (the “Transfer Date”).

3.                                The New Bank expressly acknowledges the limitations on the Existing Bank’s obligations set out in Clause 27.2 (Transfers by Banks) of the Facility Agreement.

4.                                The Facility Office and address for notices of the New Bank for the purposes of Clause 33.2 (Addresses for notices) of the Facility Agreement are set out in the Schedule.

5.                                The account details of the New Bank for the purposes of paragraph (a) Clause 10.3 (Distribution) of the Facility Agreement are set out in the Schedule.

6.                                This Novation Certificate is governed by Hong Kong law.

THE SCHEDULE
COMMITMENT/RIGHTS AND OBLIGATIONS TO BE NOVATED

[Details of the rights and obligations (including amount(s)) of the Existing Bank to be novated].

[Existing Bank]	[New Bank]

By:	By:
Date:	Date:

[New Bank]
[Facility Office]

Address:
Fax:
Telephone:
Attention:
Payment Instructions:

Facility Agent
BANK OF AMERICA, N.A.

By:
Date:

SIGNATORIES

Borrower

HUTCHISON CHINA MEDITECH (HK) LIMITED

By:	/s/ Christian Hogg
Title:	Director

Guarantor

HUTCHISON CHINA MEDITECH LIMITED

By:	/s/ Christian Hogg
Title:	Director

Original Bank

BANK OF AMERICA, N.A.

By:	/s/ Chan Yuet Ming
Title:	Managing Director

Head of Hong Kong and Taiwan Corporate Banking

Asia Pacific Corporate Banking

Original Bank

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Ananda Chakravorty
Title:	Managing Director

By:	/s/ Ashok Pandit
Title:	Managing Director

Facility Agent

BANK OF AMERICA, N.A.

By:	/s/ Susana Yen
Title:	Senior Vice President